UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12
GENESEE & WYOMING INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than Registrant)
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GENESEE & WYOMING INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2013
The annual meeting of stockholders of Genesee & Wyoming Inc. (the “Company”, “we”, “us” or “our”) will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 22, 2013, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

•	to elect the five directors listed herein;

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2013; and

•	to transact such other business as may properly come before our annual meeting, or any adjournments or postponements of the meeting.
The Board of Directors of the Company has fixed the close of business on April 1, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and any adjournments or postponements of the meeting.
The Company is once again taking advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process will expedite our stockholders’ receipt of our proxy materials, reduce the environmental impact of our annual meeting of stockholders and lower the costs of printing and distributing our proxy materials. Accordingly, unless you have previously requested receipt of our proxy materials in paper form, you will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 10, 2013.
To ensure that your shares are properly represented at our annual meeting, whether you attend it or not, please vote your shares over the Internet, by telephone or, if you elect to receive a hard copy of your proxy materials, by completing, signing and returning the proxy card by mail. Please review the voting instructions on the Notice or the proxy card, as the case may be. If your shares are held in “street name,” please contact your bank, broker or other holder of record to determine whether you will be able to transmit voting instructions by telephone or through the Internet, or follow the instructions on the voting form they send to you. Voting procedures are described in the General Information section beginning on page 1 of the proxy statement, as well as on the proxy card and on the Notice.
This Notice of Annual Meeting of Stockholders and proxy statement, along with our annual report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2012 and our related audited financial statements, are first being distributed or made available to stockholders, as the case may be, on or about April 10, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
April 10, 2013

GENESEE & WYOMING INC.
Principal Executive Offices:
66 Field Point Road
Greenwich, Connecticut 06830
PROXY STATEMENT
Our Board of Directors, or the Board, is soliciting proxies to be voted at our annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 22, 2013, at 10:00 a.m., Eastern Daylight Time, or at any adjournments or postponements of the annual meeting.

GENERAL INFORMATION
Why am I being provided with these proxy materials?
We have made this proxy statement and our annual report for the fiscal year ended December 31, 2012 (the “Annual Report” and collectively with this proxy statement, the “Proxy Materials”) available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by our Board of proxies to be voted at our annual meeting of stockholders. Directors, officers and other Company employees may also solicit proxies by telephone or otherwise. We will bear the cost of this solicitation. Our Board has fixed the close of business on April 1, 2013 as the record date (“Record Date”) for our annual meeting. Only stockholders of record as of the Record Date are entitled to notice of and to vote at our annual meeting or at any adjournments or postponements thereof, in person or by proxy. The Proxy Materials are being made available to you because you owned shares of our common stock as of the close of business on the Record Date. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed voting decision.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of Proxy Materials?
Pursuant to rules adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our Proxy Materials over the Internet. We believe that this e-proxy process will expedite our stockholders’ receipt of Proxy Materials, reduce the environmental impact of our annual meeting and lower the costs of printing and distributing our Proxy Materials. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 10, 2013 to stockholders of record entitled to vote at the annual meeting. If you receive the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you specifically request a printed copy.
All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice, to download printable versions of the Proxy Materials from our website or to request and receive a printed copy of the Proxy Materials from us. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy from us may be found on the Notice. If you receive paper copies of the Proxy Materials, a proxy card will also be enclosed.
What will I be voting on?

•	to elect the five directors listed herein (see page 6);

•	to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2013 (see page 59); and

•	to transact such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.
How many votes must be present to hold the meeting?
The holders of a majority of the voting power of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), must be present in person or by proxy to hold our annual meeting.
How many votes do I have?
If you are a holder of our Class A Common Stock, then you are entitled to one vote per share of Class A Common Stock that you held as of the close of business on April 1, 2013. If you are a holder of our Class B Common Stock, then you are entitled to ten votes per share of Class B Common Stock that you held as of the close of business on April 1, 2013. All matters expected to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.
How many shares are entitled to vote?
As of the close of business on April 1, 2013, there were 51,522,496 shares of our Class A Common Stock issued, outstanding and entitled to vote, and 1,720,839 shares of our Class B Common Stock issued, outstanding and entitled to vote.

How do I vote my shares without attending the annual meeting?
If you are a stockholder of record or a participant in our employee stock purchase plan, you may vote by granting a proxy in one of the three following ways:

•	By Internet	-
If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by Internet.

•	By Telephone	-	You may submit your proxy by dialing (800) 690-6903. You will need the 12-digit Control Number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail	-
If you have not already received a proxy card, you may request a hard copy of your Proxy Materials from us by following the instructions on your Notice. When you receive the proxy card, mark your selection on the proxy card, date and sign your name exactly as it appears on your proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Mail the proxy card in the postage-paid envelope that will be provided to you.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting will close at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held by stockholders of record or held in street name must be received no later than May 21, 2013.
What is the difference between holding shares as a stockholder of record and in “street name” as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” We have sent the Notice or, if requested, the Proxy Materials directly to you.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice, or Proxy Materials, if you elected to receive a hard copy, have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.
How do I vote my shares in person at the annual meeting?
First, as described below, you must satisfy the requirements for admission to the annual meeting. Then, if you are a stockholder of record and prefer to vote your shares at the annual meeting, you must bring proof of identification along with your Notice or proof of ownership. You may vote shares held in street name at the annual meeting only if you obtain a signed proxy from the record holder (the broker or other nominee) giving you the right to vote the shares.
Even if you plan to attend the annual meeting, we encourage you to vote in advance by Internet, telephone or proxy card, if you elected to receive a hard copy of your Proxy Materials, so that your vote will be counted even if you later decide not to attend the annual meeting.

Can I change or revoke my vote?
Yes. If you are a stockholder of record or a participant in the employee stock purchase plan, you may revoke your proxy or change your vote at any time before your proxy is voted. The last vote cast is what counts. To revoke your proxy or change your vote, you must use the same means as you did to originally cast your vote, unless you vote in person at our annual meeting:

•
if you voted by telephone or through the Internet, follow the same “vote by telephone” or “vote by Internet” instructions provided in the Notice before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 21, 2013; or

•	if you voted by mail, send written notice to our Secretary at the address set forth in this proxy statement, for receipt no later than May 21, 2013.
If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote.
How many votes are required for the proposals to pass?
Directors are elected by a plurality vote, which means that the five director nominees with the greatest number of votes cast, even if less than a majority, will be elected. The proposal to ratify the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.
How are votes counted?
With respect to the election of directors, you may vote “FOR” all nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote and broker non-vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting, but will be counted for purposes of determining if a quorum is present at the annual meeting.
With respect to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will count as an “AGAINST” vote and will count as shares present for determining if a quorum is present at the annual meeting. There are no broker non-votes for auditor ratification because brokers have discretion to vote on the ratification of the selection of the Company's independent registered public accounting firm.
What if I do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each matter described in the Notice, or the proxy card, as the case may be. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees listed herein and FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2013, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.
What if I don’t vote my shares by proxy and don’t attend the Company's annual meeting?
If you are a “stockholder of record” (that is, your shares are registered in your own name with our transfer agent) or a participant in our employee stock purchase plan and you do not vote your shares, your shares will not be voted. If you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, under rules of the New York Stock Exchange (“NYSE”), your bank, broker or other holder of record will be unable to exercise discretionary authority for you with regard to the election of director nominees listed herein. However, if you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your bank, broker or other holder of record will be able to exercise discretionary authority for you with regard to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013.
Abstentions and “broker non-votes” will be counted for purposes of determining if a quorum is present at the annual meeting. In determining whether a director nominee has been elected by the stockholders, abstentions and “broker non-votes” will have no effect. With respect to whether the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013 has been ratified, abstentions will be counted as a vote against this proposal.

What happens if a nominee for director declines or is unable to accept election?
Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine. Therefore, if you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, we will vote your shares for that other person.
Will anyone contact me regarding this vote?
No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.
Will the annual meeting be webcast?
Our annual meeting will not be webcast.
What do I need to do if I want to attend the annual meeting?
You do not need to make a reservation to attend the annual meeting. However, please note that you will need to demonstrate that you were a stockholder on the Record Date to be admitted to the meeting. If your shares are held in the name of your bank, broker or other holder of record, you will need to bring evidence of your stock ownership. If you do not have proof that you owned our stock as of the Record Date, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders of record and beneficial owners, in each case as of the Record Date, members of their immediate families or their named representatives as well as other invitees of the Company. We reserve the right to limit the number of representatives and immediate family members who may attend the meeting. Directions to the meeting are set forth on our website at www.gwrr.com/annualmeeting.

ANNUAL REPORT
How can I access the Company’s Proxy Materials, including the Annual Report, electronically?
This proxy statement, the proxy card and the Company’s Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2012, along with other financial information about our Company, which we urge you to read carefully.

All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability and to download printable versions of the Proxy Materials or to request and receive a printed set of the Proxy Materials from us. If you own your shares of common stock of the Company in your name and wish to receive a printed copy or stop receiving printed copies from us, you can make such a request by phone at (800) 579-1639, by e-mail to sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 12-digit Control Number located on your Notice of Internet Availability to make such a request. If you hold your shares of common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to request printed copies of future Proxy Materials. Your choice will remain in effect unless you change your election. You will be provided with the opportunity to receive hard copies of the Proxy Materials in future mailings.
How can I receive a copy of the Form 10-K?
Our Form 10-K is included in our Annual Report, which is being made available to the Company’s stockholders on the Internet at www.proxyvote.com on or around April 10, 2013.
You can also obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.gwrr.com/investors;

•
writing to us at Genesee & Wyoming Inc., Corporate Communications, 66 Field Point Road, Greenwich, CT 06830. Any written requests made directly to us around or after May 14, 2013 should be sent to the new location of our executive offices at 20 West Avenue, Darien, CT 06820; or

•	telephoning us at: (203) 629-3722.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our by-laws allow us to set the size of our Board to be between three and 15 directors, and currently our Board is composed of 11 directors. Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. Four of the directors identified below, Messrs. Bott, Lorentzen, Ringo and Scudder, are to be elected by our stockholders for a three-year term expiring in 2016 and Mr. Ledford is to be elected by our stockholders for a one-year term expiring in 2014, or, in each case, until their respective successors are duly elected and qualified.
Our Board unanimously recommends that stockholders vote FOR the election of each of
Richard H. Bott, Øivind Lorentzen III, Philip J. Ringo, Mark A. Scudder and Gregory S. Ledford.
Proposed For Election as Director
for a Three-Year Term Expiring in 2016

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Richard H. Bott
Principal Occupation: Retired.

Business Experience: Vice Chairman, Institutional Securities Group of Morgan Stanley & Co. Incorporated from 2003 to 2007; Vice Chairman, Investment Banking of Credit Suisse First Boston Corporation from 1998 to 2003; Managing Director, The First Boston Corporation and its successor companies, CS First Boston Corporation and Credit Suisse First Boston Corporation, from 1982 to 1998; Vice President, Assistant Vice President & Associate, The First Boston Corporation from 1972 to 1982.

Other Directorships: Mr. Bott does not serve on the Board of Directors of any other public companies.

Committees: Mr. Bott does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Bott has extensive finance, strategy and transaction experience with larger companies, both domestic and international, from his thirty-five year career as an investment banker.

Age 66 Director since 2012
Øivind Lorentzen III
Principal Occupation: Chief Executive Officer of SEACOR Holdings Inc. since September 2010.
                                                                                                                            Prior Business Experience: Founded Northern Navigation International, Ltd. in 1990; Chairman of NFC Shipping Funds from 2001 to 2008; Founding Sponsor of Northern Shipping Funds from 2008 to 2010; President and Chief Executive Officer of Northern Navigation International, Ltd. from June 1990 to September 2010.

Other Directorships: SEACOR Holdings Inc.

ERA Group Inc.
                                                                                                               Committees: Mr. Lorentzen currently serves as Chairman of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Lorentzen's experience as the founder, President and Chief Executive Officer of an international shipping company, which provides the Board with valuable experience in evaluating international opportunities. Mr. Lorentzen's recent experience as the Chief Executive Officer of a public company also provides a valuable and unique perspective to the Board.

Age 62 Director since 2006

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Philip J. Ringo
Principal Occupation: Self-employed strategy consultant and director, primarily to technology and transportation firms, since January 2013.

Prior Business Experience: Senior Strategic Advisor to Elemica, a leading global supply services provider, from July 2009 to January 2013; Chairman and Chief Executive Officer of RubberNetwork.com, LLC, a tire and rubber industry strategic sourcing and technology consortium, from June 2001 to July 2009; Consultant to ChemConnect, Inc., an operator of an electronic marketplace for buyers and sellers of chemicals, feedstocks and plastics, from January 2001 to May 2001; President and Chief Operating Officer of ChemConnect, Inc. from March 1999 to January 2001; President and Chief Executive Officer of Chemical Leaman Tank Lines Inc., a trucking firm, from 1995 to 1998; President and Chief Operating Officer of The Morgan Group, Inc. and Chairman and Chief Executive Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries, from 1992 to 1995.

Other Directorships: ICG Group, Inc. (f/k/a Internet Capital Group, Inc.) - Nominating and Governance Committee Member and Audit Committee Member

Trimac Equipment Leasing, Inc. - Safety and Environment Committee Member, Compensation Committee Member and Audit Committee Chairman

Committees: Mr. Ringo currently serves as a member of the Audit, Governance and Australia Committees of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Ringo's international business experience, his experience in the field of global supply chain services and his transportation industry experience and information technology background, which are particularly important to the Board. As Mr. Ringo has reached age 70, he voluntarily submitted his resignation from the Board to the Chairman of the Governance Committee in accordance with the Company's Corporate Governance Principles. Following consideration and in light of Mr. Ringo's continued contributions to the Board and his significant knowledge and experience with the Company, the resignation was not accepted. If elected, Mr. Ringo has voluntarily agreed to submit his resignation on an annual basis if requested for the remainder of his three year term in furtherance of the Company's Corporate Governance Guidelines.

Age 71 Director since 1978

Mark A. Scudder
Principal Occupation: Chief Executive Officer and President of Scudder Law Firm, P.C., L.L.O. since January 2010; President of Scudder Law Firm since 2002.

Prior Business Experience: Attorney with Scudder Law Firm since 1993 representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry.

Other Directorships: Mr. Scudder does not currently serve on the Board of Directors of any other public companies.

Knight Transportation - Executive Committee Member until November 2007  Covenant Transport, Inc. until November 2007
                                                                                                                Committees: Mr. Scudder currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Scudder's background as an attorney, his expertise in advising public companies on mergers and acquisitions and governance matters, his extensive experience in the transportation industry, his extensive experience advising public companies on financial transactions and financial analysis, and his significant involvement with audit committee matters for other public companies, all of which provide a valuable perspective to the Board.

Age 50 Director since 2003

Proposed For Election as Director
for a One-Year Term Expiring in 2014

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Gregory S. Ledford
Principal Occupation: Managing Director of The Carlyle Group (“Carlyle”) since 2002.

Prior Business Experience: Mr. Ledford is a Managing Director and head of Carlyle's Industrial & Transportation team. He joined Carlyle in 1988 and, prior to his appointment as Managing Director, held the positions of Vice President and Principal, responsible for leading Carlyle's investments in numerous companies. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company. In addition, from 1984 to 1988 he was Director of Capital Leasing for MCI Telecommunications.

Other Directorships: Allison Transmission Holdings, Inc.

HD Supply, Inc.

Hertz Global Holdings, Inc. until 2011

Committees: Mr. Ledford does not currently serve as a member of any of the Committees of our Board.
                                                                                                                            On October 1, 2012, affiliates of Carlyle purchased $350 million of Mandatorily Convertible Preferred Stock, Series A-1, par value $0.01 per share (the “Preferred Stock”) from the Company. The terms of the Preferred Stock provided that the holders of the Preferred Stock have the right to designate one member of the Board. Mr. Ledford is Carlyle's designee and Mr. Ledford was appointed to the Board as of October 2, 2012. In connection with his nomination to the Board, the Board considered that Mr. Ledford has significant finance, strategy and transaction experience with larger companies, both domestic and international, particularly as an investor and owner/operator, as well as the contractual obligations related to Carlyle's purchase of the Preferred Stock.

Age 55 Director since 2012

Directors Whose Terms Do Not Expire at the Annual Meeting
The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the annual meeting.
Terms Expiring at Annual Meeting in 2014

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Mortimer B. Fuller III
Principal Occupation: Chairman of the Board of Genesee & Wyoming Inc. since 1977.

Business Experience: Chairman of the Board and Executive Chairman of Genesee & Wyoming Inc. from 2007 to 2009; Chairman of the Board and Chief Executive Officer of Genesee & Wyoming Inc. from 1977 to 2007 and President of Genesee & Wyoming Inc. from 1977 to 1997.

Other Directorships: Mr. Fuller does not serve on the Board of Directors of any other public companies.

Committees: Mr. Fuller does not currently serve as a member of any of the Committees of our Board.
                                                                                                                             In connection with his nomination to the Board, the Board believes that Mr. Fuller’s legacy familial ownership of the Company from its beginning as a 14-mile short line railroad to a Company operating 111 railroads in the U.S., Australia, Canada and Europe, as well as his longstanding leadership as the founder and Chief Executive Officer of Genesee & Wyoming Inc., gives him invaluable insights into the Company’s challenges, opportunities and operations.

Age 70 Director since 1973

John C. Hellmann
Principal Occupation: Chief Executive Officer of Genesee & Wyoming Inc. since 2007 and President since 2005.

Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005.

Other Directorships: Association of American Railroads

Committees: Mr. Hellmann does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Hellmann’s extensive involvement in orchestrating the Company’s growth in his existing and previous managerial capacities, which provides him with in-depth knowledge of the Company’s operations, the leadership traits he has exhibited as Chief Executive Officer and his skill in developing effective strategies for the Company. Mr. Hellmann’s significant international business experience and his expertise in valuing and acquiring companies were also recognized when Mr. Hellmann was considered as a nominee.

For additional information on Mr. Hellmann’s business experience, see “Executive Officers” on page 26.

Age 42 Director since 2007

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Robert M. Melzer
Principal Occupation: Retired.

Business Experience: President and Chief Executive Officer of Property Capital Trust (real estate investment trust) from 1992 to 1999; Chief Financial Officer of Property Capital Trust from 1990 to 1996.

Other Directorships: Mr. Melzer does not currently serve on the Board of Directors of any other public companies.

The Cronos Group - Audit Committee Chairman, Special Litigation Committee Member and Transaction Committee Member until August 2007
                                                                                                                    Committees: Mr. Melzer currently serves as the Chairman of our Audit Committee and as a member of the Compensation Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Melzer’s extensive knowledge of all facets of managing an organization and his expertise in deal structuring and financial and accounting matters, which are of significant importance to the Board. In his capacity as the Chairman of the Company’s Audit Committee, Mr. Melzer has been particularly focused on the quality and integrity of the Company’s financial statements since he joined the Board in 1997.

Age 72 Director since 1997

Terms Expiring at Annual Meeting in 2015

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships

Richard H. Allert
Principal Occupation: Professional director of public companies in the United States and Australia.

Business Experience: Partner of Peat Marwick Mitchell & Co. from 1973 to 1979. Founder and partner of Allert, Heard & Co. from 1979 to 1989.

Other Directorships: Western Desert Resources Ltd. - Chairman of the board of directors (listed in Australia)

AMP Ltd. (listed in Australia )

Gerard Lighting Group Ltd. - Deputy Chairman of the board of directors until October 2012 (listed in Australia)

AXA Asia Pacific Holdings Ltd. until 2011 (listed in Australia until acquired by AMP Ltd. on March 30, 2011)

Committees: Mr. Allert currently serves as a member of the Audit, Compensation and Australia Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Allert has extensive public company board experience in Australia and is familiar with the Company’s business since he has been a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008. In addition, the Board believes that Mr. Allert’s experience in Australian business will continue to be of significant benefit to the Company as we experience growth in our Australian operations. Further, Mr. Allert’s experience as a chartered public accountant is also beneficial to the Board in its oversight of accounting matters.

Age 70 Director since 2011

Michael Norkus
Principal Occupation: Founder and President of Alliance Consulting Group since 1986.

Business Experience: Vice President and Director of The Boston Consulting Group from 1975 to 1986.

Other Directorships: Acco Brands Corporation - Audit Committee Member and Nominating and Governance Committee Chairman

Overland Storage, Inc. until January 2011

Committees: Mr. Norkus currently serves as a member of the Compensation and Governance Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Norkus founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams of multinational companies. The Board believes that Mr. Norkus brings to the Board international business experience, entrepreneurial experience and expertise in strategic planning, assisting companies with growth and organizational effectiveness.

Age 66 Director since 2009

Name and Age on April 1, 2013	Principal Occupation, Business Experience and Other Directorships
Ann N. Reese
Principal Occupation: Co-Executive Director and Co-Founder of the Center for Adoption Policy since 2001.

Business Experience: Principal, Clayton, Dubilier & Rice from 1999 to 2000; Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998; Treasurer of ITT Corporation from 1992 to 1995.

Other Directorships: Xerox Corporation - Chairman of the Corporate Governance Committee and Finance Committee Member

Sears Holdings Corporation - Chairman of the Audit Committee and Compensation Committee Member

The Jones Group Inc. until 2011

Merrill Lynch & Co., Inc. until 2008

Committees: Ms. Reese currently serves as a member of the Audit and Governance Committees of our Board.

In connection with her nomination to the Board, the Board recognized Ms. Reese’s extensive executive experience in corporate finance and financial reporting, as well as her knowledge, perspective and corporate governance expertise. The Board also considered that her experience as the Chief Financial Officer and Treasurer of a large public company and her service on other public company boards and committees would significantly benefit the Company. In addition, the Board also noted Ms. Reese's significant involvement with the University of Pennsylvania as a Trustee as another means to enrich the diverse perspectives and experiences of the Board.

Age 60 Director since 2012
Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies received will be voted FOR the election of Messrs. Bott, Lorentzen, Ringo, Scudder and Ledford. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

RELATED PERSON TRANSACTIONS

Non-Management Directors
Commercial Relationship with Sperry Rail. Peter O. Scannell, a former director whose term expired at the Company's May 2012 annual meeting, is the Chairman and Chief Executive Officer of Rockwood Service Corporation. One of Rockwood Service Corporation’s subsidiaries, Sperry Rail, Inc. (“Sperry Rail”), provides rail flaw inspection services to railroads, including to a number of our subsidiaries. Mr. Scannell is also a significant indirect stockholder of Sperry Rail. For the year ended December 31, 2012, the billings for those services were approximately $663,000. In addition, during the fourth quarter of 2012, RailAmerica, Inc. (“RailAmerica”) paid approximately $61,000 for rail flaw inspection services to Sperry Rail. Accordingly, Sperry Rail received a total of approximately $724,000 from the Company in 2012 and from RailAmerica during the fourth quarter of 2012, which according to representations made by Mr. Scannell, accounted for less than 1% of the 2012 consolidated gross revenues of Sperry Rail.
Other
Class B Stockholders’ Agreement. The Company, Mortimer B. Fuller III, our Chairman of the Board, our officers with policy-making functions who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as set forth on page 26 (collectively, the “Executive Officers”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996 (the “Class B Stockholders’ Agreement”). Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that would result in the automatic conversion of those shares into shares of Class A Common Stock, the Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Executive Officers have the right to purchase the shares that remain. In the event that the employment of any Executive Officer terminates, these purchase rights also apply to any Class B Common Stock held by the Executive Officer. The effect of the Class B Stockholders' Agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to 10 times the voting power per share of the Class A Common Stock, in the hands of our management and Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management” on page 54.
In 2012, our Corporate Governance Principles were amended to formalize the Company's current policy on limiting additional issuances of Class B Common Stock to certain transfers of outstanding Class B Common Stock, including transfers by gift or resulting from the death of a record holder of Class B Common Stock, to a spouse, child or grandchild of a record holder of any Class B Common Stock, transfers to Mr. Fuller or any Executive Officer, in accordance with the Class B Stockholders' Agreement. In addition, issuances made in connection with the subdivision, consolidation, reclassification, or other change in Class B Common Stock are permitted, in each case in accordance with the conditions set forth in the Company's Certificate of Incorporation then in effect. See “Corporate Governance—Issuances of Class B Common Stock” on page 14.
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
The Board adopted a written Related Person Transaction Policy which requires (1) the review and approval, or ratification, by the Governance Committee, or by a sub-committee of the Board composed solely of independent directors who are disinterested, of all related person transactions that would be required to be disclosed pursuant to the rules and regulations of the SEC and (2) that any employment relationship or employment transaction involving an Executive Officer and any related compensation to such Executive Officer must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval or ratification of related person transactions, management must disclose to the Governance Committee or the Compensation Committee, as applicable, the material terms of the transaction, including the approximate dollar value associated with the transaction and the nature of the related person’s interest in the transaction. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided. To the extent that the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Principles, the requirements of Section 162(m) of the Internal Revenue Code (“IRC”) and other relevant rules under the Exchange Act related to independence.

CORPORATE GOVERNANCE
Director Independence
General
Pursuant to the General Corporation Law of the State of Delaware, the state where we are incorporated, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations. We currently have eleven Board members including eight independent non-management directors, one management director, one non-independent director by virtue of his position with Carlyle, a significant stockholder, and our non-independent Chairman.
Corporate Governance Principles and Categorical Independence Standards
In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event that a director maintains any relationship with us that is not addressed in these standards and could reasonably be expected to impact a director’s independence, the independent members of our Board or the Governance Committee, as applicable, will determine whether such relationship is material and whether such relationship would compromise the director’s independence under our Corporate Governance Principles, which are consistent with the NYSE standards regarding director independence. You may find a link to our Corporate Governance Principles, which include our independence standards, on our website at www.gwrr.com/governance. We will provide a printed copy of the Corporate Governance Principles free of charge to any stockholder or interested party upon request to our Company’s Corporate Communications department.
Issuances of Class B Common Stock
In 2012, the Board amended our Corporate Governance Principles to formalize the Company's policy with respect to additional issuances of Class B Common Stock. Generally, pursuant to the Corporate Governance Principles, the Board does not expect to approve any new issuances of Class B Common Stock other than (a) the transfer of outstanding Class B Common Stock (1) by gift to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof; (2) to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record; or (3) to Mr. Fuller or any Executive Officer, in accordance with the terms of the Class B Stockholders’ Agreement; and (b) issuances in connection with the subdivision (whether in the form of a stock dividend or otherwise), consolidation, reclassification or other change in the Class B Common Stock, in each case in accordance with the conditions set forth in the Company's Certificate of Incorporation then in effect.
Evaluations of Director Independence
The Governance Committee undertook its annual review of director independence in accordance with the independence standards set forth in our Corporate Governance Principles, and the NYSE and SEC rules, and reviewed with our Board its findings. During this review, our Board considered transactions and relationships between each director and nominee (and members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions” above. Our Board also examined transactions and relationships between directors, the nominees, and their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.
As a result of this review, our Board affirmatively determined that all of our directors and nominees for director are independent, with the exception of John C. Hellmann, Mortimer B. Fuller III, and Gregory S. Ledford by virtue of Mr. Hellmann’s position as CEO, Mr. Fuller’s previous role as CEO of the Company until 2007 and his significant ownership interest in the Company, and Mr. Ledford's position as Managing Director of Carlyle, which has a significant ownership interest in the Company, as described in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 54.

Our Board has also determined that all of the directors who serve on board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE, that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that all of the members of the Compensation Committee are also “outside directors” within the meaning of Section 162(m) of the IRC and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Leadership and Board Structure
The Board believes that the decision as to whether to combine or separate the CEO and Chairman positions will depend on the facts and circumstances facing the Company at a given time and could change over time. As the Company has grown and diversified internationally, our business has become more complex and our directors are required to spend a substantial amount of time and energy navigating a wide variety of issues and guiding the policies and practices of the Company. To that end, we believe that, although we do not have a formal policy with respect to separation of the Chairman and CEO positions, that having a separate Chairman, whose sole job is to lead the Board, allows our CEO, Mr. Hellmann, to focus his time and energy on running the operations of our Company and on pursuing our strategic initiatives. We believe that this structure is particularly effective for our Company since our CEO and our Chairman have open lines of communication and an excellent working relationship that has developed for nearly 15 years, including when our Chairman, Mr. Fuller, served as our Chairman and CEO and our current CEO served as our Chief Financial Officer (“CFO”), and later, as our President.
The Board currently has eleven members and the following four standing committees: Audit, Compensation, Governance and Australia. Each of the four standing committees is comprised solely of independent directors and consequently Messrs. Hellmann, Fuller, and Ledford are not committee members. From time to time the Board will establish ad hoc committees relating to special transactions to be considered by the Board. In 2012, the Board established a Transaction Committee in connection with the RailAmerica acquisition and a Pricing Committee in connection with the Company's public offerings of Class A common stock and tangible equity units.
We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of each of our committees, benefits our Company and our stockholders. The following table shows the current membership of each of our Board’s standing committees and the number of meetings held by each of those committees during 2012:

Director	Audit Committee	Compensation Committee	Governance Committee	Australia Committee
Richard H. Allert (1)	X	X	—	X
Richard H. Bott (2)	—	—	—	—
Mortimer B. Fuller III	—	—	—	—
John C. Hellmann	—	—	—	—
Gregory S. Ledford (3)	—	—	—	—
Øivind Lorentzen III	—	—	Chair	—
Robert M. Melzer	Chair	X	—
Michael Norkus	—	X	X	—
Ann N. Reese	X	—	X	—
Philip J. Ringo	X	—	X	Chair
Mark A. Scudder	X	Chair	—	—
2012 Meetings	8	5	5	8

(1)	Mr. Allert has also served as a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd since 2008.

(2)	Mr. Bott joined our Board on October 1, 2012 and did not serve on any committee during 2012.

(3)	Mr. Ledford joined our Board on October 2, 2012 and did not serve on any committee during 2012.
Committee Charters
Our Board has adopted a charter for each of the Audit, Compensation, Governance and Australia committees that addresses the composition and function of each committee. You may find links to current copies of our committee charters on our website at www.gwrr.com/governance. We will provide a printed copy of our committee charters free of charge to any stockholder or interested party upon request to our Company's Corporate Communications Department.

Audit Committee
The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2012 appears on page 63 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Melzer and Ms. Reese each qualify as an “Audit Committee Financial Expert” as defined by applicable SEC regulations. The Board reached its conclusion as to Mr. Melzer’s qualification based on, among other things, his education, his business experience, most notably his service as the Chief Financial Officer of Property Capital Trust from 1990 through 1996, and his previous experience as an audit committee chairman at another public company. The Board reached its conclusion as to Ms. Reese's qualification based on, among other things, her education, her business experience as the Chief Financial Officer of ITT Corporation from 1995 through 1998, and her experience as an audit committee chairman at another public company.
Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the (1) oversight of the Company’s compensation programs, which includes approval of the compensation paid to our Executive Officers and other key personnel, and (2) evaluation of the CEO. The Compensation Committee’s report relating to 2012 appears on page 39 of this proxy statement. The Compensation Committee also reports and makes recommendations to the Board regarding the Company’s compensation philosophy and new executive compensation policies and informs the other members of the Board about the Compensation Committee's decisions regarding compensation for the Executive Officers. In 2013, the Board amended and restated our Compensation Committee Charter to incorporate the NYSE rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In accordance with the Compensation Committee Charter, the Compensation Committee also has the authority to retain outside consultants or advisors as it deems necessary or advisable. The Compensation Committee retained Frederick W. Cook & Co., Inc. (“Cook”) in connection with executive compensation studies in 2008 and 2011. Additional information with respect to the Compensation Committee’s retention of compensation consultants or other outside advisors is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.
Compensation Committee Processes and Procedures
In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations with respect to compensation decisions (other than with respect to himself), but he does not vote or otherwise participate in the Compensation Committee’s ultimate decisions, which are determined in executive session, or sessions without the presence of management directors. Our Board believes that it is prudent to have our CEO participate in these discussions because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers other than himself are extremely valuable to the Compensation Committee.
Generally, the Compensation Committee considers the compensation of Executive Officers and other key personnel at the first regularly scheduled Compensation Committee meeting of the year. At this meeting, each element of the compensation paid under the compensation program is reviewed and approved, which includes annual incentive compensation for the prior year, as well as base salaries and long-term incentive compensation for the current year. The fair value of the annual stock-based long-term incentive compensation awards to employees, including Executive Officers, is also determined at this meeting and the actual stock-based long-term incentive compensation awards are granted in four equal quarterly installments on February 28, May 31, August 31 and November 30 (or the preceding business day), with the number of shares of restricted stock and restricted stock units being equal to the value of the installment divided by the stock price and the Black-Scholes value for options on that day. The Compensation Committee has also authorized our CEO to approve grants of options to newly hired or promoted employees who are not Executive Officers, subject to an option grant date fair value limit of $200,000, with such grants ratified by the Compensation Committee at the next regularly scheduled meeting.
Additional information with respect to the participation of our CEO with respect to matters that are the responsibility of the Compensation Committee and the criteria used by the Compensation Committee in making compensation decisions is set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 27 of this proxy statement. Information with respect to the role of the Compensation Committee's compensation consultant is also set forth under “Executive Compensation—Compensation Discussion and Analysis” beginning on page 27 of this proxy statement.

Governance Committee
The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying qualified individuals to become directors, (2) selecting, or recommending that our Board select, particular candidates for any directorships to be filled by our Board or by the stockholders, (3) developing and recommending the content of our Corporate Governance Principles to our Board, and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications including strength of character, mature judgment, and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include the following: leadership skills; industry knowledge or experience; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance and international business experience; government affairs experience related to transportation; legal experience; experience with corporate governance; age; the number of other board seats held; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. Although the Governance Committee does not have a formal policy with respect to diversity, diversity is one of the factors considered when evaluating candidates for directorship. The Governance Committee is also tasked with, among other matters, enforcing the Company's corporate governance policies associated with the issuances of new shares of Class B Common Stock, reviewing and recommending compensation of non-management directors to the Board, and reviewing and recommending to the Board director and officer indemnification and insurance matters. Additional information with respect to non-management director compensation in 2012 is set forth under “2012 Director Compensation” beginning on page 20 of this proxy statement.
Australia Committee
The Australia Committee was formed in 2010 in light of the increase in the size and scope of the Company’s operations in Australia. In 2011, Mr. Ringo was the sole member of the Australia Committee and served as a representative of the Board on the board of directors of G&W’s subsidiary, Genesee & Wyoming Australia Pty Ltd. (“GWA”). Mr. Allert was appointed to the Australia Committee on April 3, 2012. Through participation in GWA’s board meetings and interaction with the members of management of GWA, the Australia Committee provides regular updates to the Board on the business and affairs of GWA.
Stockholder Recommendations for Director Nominations
As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, which includes nominations submitted by stockholders. Such recommendations should be sent to the attention of our Secretary. Any recommendations submitted to the Secretary should be in writing and include any supporting material the stockholder considers appropriate in support of that recommendation and must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. For an explanation of such requirements, see “Stockholder Proposals for 2014 Annual Meeting” on page 61 of this proxy statement.
The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.
Mr. Bott was elected to the Board on October 1, 2012. Mr. Bott was recommended to the Board by Mr. Fuller. Mr. Fuller’s recommendation was forwarded to Mr. Lorentzen as the Chair of the Governance Committee. Pursuant to our Governance Committee policies and procedures, Mr. Lorentzen contacted Mr. Bott, interviewed the candidate and arranged for the candidate to be interviewed by certain of our other directors. The Governance Committee reviewed Mr. Bott’s qualifications as a director and brought the matter to the Board for approval.
On October 1, 2012, affiliates of Carlyle purchased $350 million of the Preferred Stock from the Company. The terms of the Preferred Stock provided that the holders of the Preferred Stock have the right to designate one member of the Board. Mr. Ledford is Carlyle's designee and Mr. Ledford was appointed to the Board as of October 2, 2012. On February 13, 2013, the Preferred Stock was converted into 5,984,232 shares of our Class A Common Stock. Pursuant to the Investment Agreement,

dated as of July 23, 2012, by and between Carlyle and the Company, for so long as (1) Carlyle beneficially owns at least 10% of the total number of outstanding shares of Class A Common Stock and Class B Common Stock or (2) beneficially owns at least 50% of the number of shares of common stock beneficially owned by Carlyle on an as-converted basis as of October 1, 2012, the Board shall recommend that one director designated by Carlyle be included in the slate of nominees in the class to be elected at the Company's annual meeting of stockholders. As of April 1, 2013, Carlyle beneficially owned 11.61% of the total number of outstanding shares of our Class A Common Stock. Mr. Ledford has been designated by Carlyle pursuant to the Investment Agreement and, therefore, the Board is recommending that Mr. Ledford be elected by the stockholders as a director at the 2013 annual meeting.
Meeting Attendance
During 2012, our Board held a total of 16 board meetings, including seven in-person meetings and nine telephonic meetings, and our Board’s standing committees held a total of 26 meetings. During 2012, each director attended 83% or more of the aggregate of (a) the total number of meetings of the Board held during the period for which he or she served as a director and (b) the total number of meetings held by all board committees of which such director was a member during the period that he or she served. All current directors who were elected to the Board as of last year's annual meeting, which occurred on May 22, 2012, attended last year’s annual meeting of stockholders. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of or following the annual meeting of stockholders.
Independent Sessions
Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. Our independent directors met without management presence at six meetings during 2012. During these sessions, the director acting in the role of presiding director is the Chairman of the Governance Committee unless a different director is chosen by the directors based upon the topics under consideration.
Communicating with the Board
Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Secretary at Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830, and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Any such written communication made around or after May 14, 2013 should be sent to the new location of our executive offices at 20 West Avenue, Darien, CT 06820. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.
Hotline for Accounting or Auditing Matters
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we have established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our hotline number in the United States and Canada is 1-800-589-3280. In Australia, our hotline number is 1-800-141-924 and in the Netherlands, our hotline number is 0800-022-5890.

Risk Management
The Board is actively involved, as a whole and through its committees, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the risks that could arise out of the Company’s compensation policies, practices, plans and arrangements. Specifically, the Compensation Committee considers the risks associated with using FRA reportable injuries as a metric to evaluate safety performance and calculate annual cash bonuses for our Executive Officers and other key employees. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. In addition, the Company’s CFO is responsible for the Company’s Enterprise Risk Management function and reports both to the CEO and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with other Executive Officers to keep the Audit Committee and the Board apprised of the Company’s ongoing Enterprise Risk Management efforts.
Code of Ethics
We have a Code of Ethics applicable to all employees of our Company, including our CEO, CFO, Chief Accounting Officer and, to the extent it applies to their activities, all members of our Board. You can find a link to our Code of Ethics on our website at www.gwrr.com/governance, and we will provide a printed copy of our Code of Ethics, free of charge, to any stockholder or other interested party upon request to our Corporate Communications department. To the extent required to be disclosed, we will post amendments to, and any waivers or implied waivers of, our Code of Ethics at the same location on our website as our Code of Ethics.
Board Evaluations
Each year, our Board evaluates its performance through a self-evaluation process developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops, as appropriate, recommendations to enhance its effectiveness. In addition to this process, each committee of our Board conducts its own annual performance evaluation.

2012 DIRECTOR COMPENSATION
The following table and footnotes provide information on the compensation of our directors, other than to our CEO, who receives no compensation as a director. Following the table and footnotes, we describe our standard compensation arrangements for service on the Board, including service on Board committees, for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Richard H. Allert	$71,000	$72,857	$56,452	$200,309
Richard H. Bott (1)	12,250	73,068	5,000	90,318
Mortimer B. Fuller III	66,000	71,608	509,285	646,893
David C. Hurley (1)	28,750	7,228	—	35,978
Gregory S. Ledford (5)	—	—	—	—
Øivind Lorentzen III	76,333	74,111	—	150,444
Robert M. Melzer	98,500	79,640	5,000	183,140
Michael Norkus	81,500	75,398	1,000	157,898
Ann N. Reese (1)(3)	70,544	141,905	—	212,449
Philip J. Ringo	96,500	79,260	750	176,510
Peter O. Scannell (1)	30,417	7,631	5,000	43,048
Mark A. Scudder	93,500	78,489	2,500	174,489

(1)	Ms. Reese and Mr. Bott were elected to the Board on February 2, 2012 and October 1, 2012, respectively. Messrs. Hurley and Scannell served as directors until May 22, 2012.

(2)
Reflects amounts earned during 2012, all of which were deferred. Generally, our non-management directors, other than Mr. Ledford, receive compensation for attending in-person or telephonic Board meetings that last longer than 30 minutes. During 2012, the Board participated in two meetings under 30 minutes. Accordingly, our non-management directors, other than Mr. Ledford, received compensation for seven in-person meetings and nine telephonic meetings. Our non-management directors can elect to defer their director compensation and in lieu of cash, receive payments for fees earned in the form of deferred stock units (“DSUs”), with a value equal to 125% of the cash fees earned. For 2012, all of the Company’s non-management directors elected to receive all of their payments in the form of DSUs.

(3)
Reflects the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), without taking into account estimated forfeitures, with respect to equity awards and the 25% premium associated with the DSUs that have been granted to our non-management directors under the Second Amended and Restated 2004 Omnibus Incentive Plan (“Omnibus Plan”) in 2012. For a discussion of the assumptions made in the valuations, refer to Note 16 of our consolidated financial statements for the fiscal year ended December 31, 2012. In addition to the grant date fair value of the annual equity awards, the Stock Awards column includes the grant date fair value with respect to the 25% premium associated with the DSU awards earned by all directors in the form of DSUs as described in footnote (2) above. The fees forgone by these directors in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Amounts shown for Ms. Reese include Ms. Reese's 2012 annual equity award in the form of a grant of restricted stock with a value of $60,000 granted on May 22, 2012, based on a 12-month average stock price of $56.15, and an additional annual equity award also in the form of a grant of restricted stock with a value of $60,000 on February 2, 2012, the date Ms. Reese joined the Board, based on a 12-month average stock price of $56.05. Ms. Reese's February 2, 2012 award was granted in error and Ms. Reese has agreed to waive her annual equity award in 2013. Details of stock awards are set forth in the table below.

(4)
In addition to his compensation for his services as a director during 2012, Mr. Fuller (who previously served as our Executive Chairman and our Chief Executive Officer) received $110,000 in consulting fees, $208,823 in life insurance premiums and $185,462 for tax gross-ups of such amount, in each case, in accordance with his Employment Agreement, dated May 30, 2007, as amended and restated on December 30, 2009 and described in more detail below under “Chairman Employment Agreement”. Although Mr. Fuller is entitled to receive $120,000 in consulting fees annually pursuant to his Employment Agreement, due to an administrative error, in 2012 Mr. Fuller received $10,000 less than his total annual consulting compensation, which will be paid to Mr. Fuller in 2013. Mr. Fuller also received a $5,000 company contribution to the Directors’ Matching Gift Plan. Mr. Allert's all other compensation reflects fees paid for serving on the Board of Directors of the Company's wholly-owned subsidiary, GWA. All other Director amounts reflect the company contributions to the Directors’ Matching Gift Plan described in additional detail below.

(5)
Mr. Ledford was elected to the Board on October 2, 2012 as the designee of Carlyle in connection with Carlyle's purchase of $350 million of the Preferred Stock from the Company. As the Carlyle designee, Mr. Ledford did not receive any compensation for his services as a director in 2012.

The following table details grants of stock awards to each of our non-management directors in 2012. The table includes the grant date and grant date fair value of each 2012 stock award and the aggregate number of outstanding, unvested stock awards held by each of the non-management directors, as of December 31, 2012:

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)
Richard H. Allert	3/31/2012	44	$2,401
	5/22/2012	1,068	55,077
	6/30/2012	113	5,751
	9/30/2012	82	5,569
	12/31/2012	54	4,059
				1,068
Richard H. Bott	3/31/2012	—	$—
	6/30/2012	—	—
	9/30/2012	—	—
	10/1/2012	1,033	69,986
	12/31/2012	41	3,082
				1,033
Mortimer B. Fuller III	3/31/2012	44	$2,401
	5/22/2012	1,068	55,077
	6/30/2012	113	5,751
	9/30/2012	78	5,297
	12/31/2012	41	3,082
				1,903
David C. Hurley	3/31/2012	53	$2,892
	6/30/2012	87	4,336
	9/30/2012	—	—
	12/31/2012	—	—
				—
Gregory S. Ledford (d)	3/31/2012	—	$—
	6/30/2012	—	—
	9/30/2012	—	—
	12/31/2012	—	—
				—
Øivind Lorentzen III	3/31/2012	48	$2,619
	5/22/2012	1,068	55,077
	6/30/2012	127	6,463
	9/30/2012	89	6,044
	12/31/2012	52	3,908
				2,327

Robert M. Melzer	3/31/2012	73	$3,983
	5/22/2012	1,068	55,077
	6/30/2012	169	8,600
	9/30/2012	110	7,470
	12/31/2012	60	4,510
				1,903

Name	Grant Date (a)	Stock Awards (#)	Grant Date Fair Value (b)	Total Number of Outstanding, Unvested Stock Awards (#) (c)

Michael Norkus	3/31/2012	57	$3,110
	5/22/2012	1,068	55,077
	6/30/2012	150	7,634
	9/30/2012	89	6,044
	12/31/2012	47	3,533
				1,068
Ann N. Reese	2/2/2012	1,070	$69,250
	3/31/2012	31	1,691
	5/22/2012	1,068	55,077
	6/30/2012	124	6,310
	9/30/2012	89	6,044
	12/31/2012	47	3,533
				1,068
Philip J. Ringo	3/31/2012	71	$3,874
	5/22/2012	1,068	55,077
	6/30/2012	150	7,634
	9/30/2012	97	6,587
	12/31/2012	81	6,088
				2,327
Peter O. Scannell	3/31/2012	54	$2,946
	6/30/2012	94	4,685
	9/30/2012	—	—
	12/31/2012	—	—
				—
Mark A. Scudder	3/31/2012	68	$3,710
	5/22/2012	1,068	55,077
	6/30/2012	163	8,295
	9/30/2012	106	7,198
	12/31/2012	56	4,209
				2,327

(a)
The May 22, 2012 grants relate to the annual equity awards issued to the non-management directors, other than Mr. Allert who receives Restricted Stock Units, all of which are subject to vesting conditions. Ms. Reese and Mr. Bott received an annual restricted stock award on February 2, 2012 and October 1, 2012, respectively, when they joined the Board. See additional discussion below under “Restricted Stock Grants.” All other grants relate to the director’s election to receive DSUs in lieu of cash payments for their annual retainer and Board and Committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “Deferral of Cash Compensation” below.

(b)
This column shows the full grant date fair value of equity awards and the 25% premium associated with the DSU awards granted in 2012, computed in accordance with ASC Topic 718. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service, not taking into account any estimated forfeitures.

(c)
Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be vested on the grant date and are, therefore, not included in outstanding unvested stock awards as of December 31, 2012.

(d)	Mr. Ledford did not receive any compensation, including stock awards, for his services as a director in 2012.

We ceased option awards to non-management directors in 2003, with the exception of Mr. Fuller, who received options until 2009 as a result of his previous employment in various management capacities with the Company, including as our CEO and Executive Chairman. There were no outstanding option awards held by any of our non-management directors as of December 31, 2012.
Directors’ Cash Compensation
General
During fiscal year 2012, our non-management directors earned an aggregate amount of $725,294 in fees for service on our Board and its committees, which includes additional amounts paid to non-management directors associated with an increase in the compensation approved by the Board on May 22, 2012. Additional information relating to the increase, retroactively effective as of January 1, 2012, in non-management director compensation is set forth below. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings and trips to our facilities and operations. Our non-management directors are also granted annual restricted stock (or restricted stock unit) awards and, at their election, DSUs representing shares of our Class A Common Stock associated with the deferral of fees for service on our Board, committees and chair fees as discussed below under “Deferral of Cash Compensation.” Only our non-management directors, other than Mr. Ledford, as Carlyle's designee as a director, are entitled to receive fees, travel expense reimbursement and equity awards for Board service.
Due to Mr. Ledford's appointment to the Board in October 2012 as Carlyle's designee in connection with Carlyle's purchase of the Preferred Stock, he did not receive any compensation or travel expense reimbursement for his services as a director in 2012.
2012 Compensation Changes
In accordance with a recommendation made by the Governance Committee, on May 22, 2012 the Board approved an increase in the compensation paid to non-management directors. During 2011, in conjunction with the 2011 Executive Compensation Study, described in more detail under “Executive Compensation—Compensation Discussion and Analysis—2011 Executive Compensation Study”, the Governance Committee engaged Cook to perform a study of the Company's non-management director compensation and provide a recommendation to the Governance Committee. In accordance with the engagement, Cook prepared a report that included a summary of the Company's current compensation program for non-management directors; market compensation information; comparisons of the Company's program as compared with market practices; detailed information on peer group practices and a summary of key findings and summary recommendations. The market data on director compensation was derived from two sources, the National Association of Corporate Directors (NACD) Director Compensation Report: 2010-2011 and the Company's peer group. The Company's peer group included the same companies used for the 2011 Executive Compensation Study. Additional information on the peer group is set forth below under “Executive Compensation—Compensation Discussion and Analysis—2011 Executive Compensation Study.” When compared with the peer group, it was determined that the Company's non-management director compensation was below market, as a result of both the annual retainer, committee chair retainers and in person committee fees being below market. Consequently, following a review of Cook's recommendations, and after considering the fact that non-management directors' compensation had not increased since 2008, the Governance Committee recommended that the Board increase, retroactively effective as of January 1, 2012, non-management director compensation by increasing the annual retainer from $30,000 to $45,000, increasing each of the Audit Committee, Compensation Committee and Governance Committee chair retainers by $5,000, to $15,000, $10,000 and $10,000, respectively, and increasing the in-person Committee meeting fees from $1,000 to $1,500, which recommendations were adopted by the Board. The Governance Committee and Board believe that implementing these changes will reward directors fairly for their efforts on behalf of the Company.
Board and Committee Fees
In 2012, our Board and Committee fees for the Audit, Compensation and Governance Committees included an annual retainer of $45,000, with an additional fee of $2,000 for each Board meeting the director attended in person and $1,000 for each Board meeting the director attended telephonically. Directors who served on the Audit, Compensation and Governance Committees, or an ad hoc committee, received a $1,500 fee for each committee meeting attended in person and a $1,000 fee for each committee meeting the director attended telephonically. The Chairman of the Audit Committee also received an additional annual retainer of $15,000, and the Chairman of the Governance Committee and the Chairman of the Compensation Committee received an additional annual retainer of $10,000.
In addition, members of the Australia Committee received $10,000 for attending an Australia Committee meeting in person in Australia in light of the overseas travel required, and received $1,000 for each Australia Committee meeting attended telephonically. The Chairman of the Australia Committee did not receive an additional retainer. Generally, Mr. Allert, an

Australian resident, would also be entitled to receive $1,000 for attending an Australia Committee meeting in person in Australia since no overseas travel is required. However, as Mr. Allert also serves as a member of the board of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd (“GWA”), since the Australia Committee meetings and the GWA board meetings take place at the same time, Mr. Allert does not receive compensation for attending the Australia Committee meetings to prevent Mr. Allert from being compensated twice for attending the same meeting. As a result, because all of the Australia Committee meetings were held simultaneously with meetings of the GWA board, in 2012 Mr. Allert did not receive any compensation for attending any Australia Committee meetings.
The annual retainer fee and any Chairman fee, if applicable, are pro-rated on a quarterly basis, and these fees along with any additional fees earned for meeting attendance are paid quarterly.
Fees Paid or Earned in Cash
Each non-management director can elect to have all or a portion of his or her earned fees for service on our Board paid in DSUs representing shares of our Class A Common Stock. In 2012, our non-management directors elected to defer all of the fees that they earned. The following table outlines the fees earned by each of our non-management directors in 2012 for service on our Board, which were paid to all non-management directors in full in DSUs, but excludes any additional amounts associated with the deferral of fees discussed below. See “Deferral of Cash Compensation” below.

		Committee Meeting Fees		Board Meeting Fees
Name	Annual Retainer	In Person	Telephonic	In Person	Telephonic	Chair Fees	Total
Richard H. Allert	$45,000	$6,000	$—	$12,000	$8,000	$—	$71,000
Richard H. Bott	11,250	—	—	—	1,000	—	12,250
Mortimer B. Fuller III	45,000	—	1,000	12,000	8,000	—	66,000
David C. Hurley	18,750	3,000	1,000	6,000	—	—	28,750
Gregory S. Ledford (1)	—	—	—	—	—	—	—
Øivind Lorentzen III	45,000	4,500	2,000	12,000	7,000	5,833	76,333
Robert M. Melzer	45,000	10,500	8,000	12,000	8,000	15,000	98,500
Michael Norkus	45,000	10,500	6,000	12,000	8,000	—	81,500
Ann N. Reese	41,044	4,500	5,000	12,000	8,000	—	70,544
Philip J. Ringo	45,000	17,500	15,000	10,000	9,000	—	96,500
Peter O. Scannell	18,750	1,500	—	6,000	—	4,167	30,417
Mark A. Scudder	45,000	10,500	8,000	12,000	8,000	10,000	93,500
Total	$404,794	$68,500	$46,000	$106,000	$65,000	$35,000	$725,294
(1) As Carlyle's designee, Mr. Ledford did not receive any compensation, including cash compensation, for his services as a director in 2012.
Deferral of Cash Compensation
Under the Omnibus Plan, each non-management director can elect to have all or a portion of his or her earned annual retainer, Board and committee meeting fees, and chair fees, if applicable, paid in DSUs representing shares of our Class A Common Stock. To the extent a director elects to defer all or a portion of these fees, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he or she elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount credited to such director’s account by the per share market price of the Class A Common Stock at the close of business on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that number by 1.25. DSUs in the accounts are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his or her account until the shares represented by DSUs are issued to him or her. These shares will be issued to the participating director or his or her designated beneficiaries (1) on the deferred payment date or dates previously elected by him or her or (2) if earlier, upon his or her death, long-term disability or cessation of service as a director. In 2012, our non-management directors, other than Mr. Ledford, received additional shares valued at $181,343 resulting from the 25% premium associated with the deferral of fees for service on our Board and committees.

Restricted Stock Grants
Our non-management directors receive an annual equity award in the form of a grant of restricted stock. The grants are made on the date of the annual meeting or the date on which a new, non-management director joins the Board, to the extent the director joins the Board after the annual meeting. In 2012, each non-management director (other than Messrs. Allert, Bott, Hurley, Ledford and Scannell) received an annual equity award in the form of a grant of restricted stock with a value of $60,000 on May 22, 2012, based on a 12-month average stock price of $56.15. Mr. Allert received his annual equity award in the form of a grant of restricted stock units on May 22, 2012, based on a 12-month average stock price of $56.15. Mr. Bott received his annual equity award in the form of a grant of restricted stock on October 1, 2012, the date he joined the Board, based on a 12-month average stock price of $58.07. Since Mr. Ledford is Carlyle's designee, he did not receive any compensation, including an annual equity award, in connection with his services as a director in 2012, nor did Messrs. Hurley or Scannell, whose terms as directors ended at the annual meeting in May 2012. In addition to the May 22, 2012 grant, Ms. Reese also received an annual equity award in the form of a grant of restricted stock with a value of $60,000 on February 2, 2012, the date she joined the Board, based on a 12-month average stock price of $56.05. Ms. Reese's February 2, 2012 award was granted in error and Ms. Reese has agreed to waive her annual equity award in 2013. The grant date fair values of these awards, computed in accordance with ASC Topic 718 and without taking into account estimated forfeitures, is shown in the table on pages 21 to 22. The annual restricted stock grant issued in the first year of a director's term vests in three equal installments on the dates of each of the next three annual meetings. The annual restricted stock grant issued in the second year of a director's term vests in two equal installments on the dates of each of the next two annual meetings. For the final year of the directors’ three-year term and for new, non-management directors that have yet to be elected by our stockholders, the entire amount of the annual restricted stock grant vests on the date of the following year’s annual meeting.
Director Stock Ownership Guidelines
Our Board believes that ownership of our stock by our directors aligns their interests with the interests of our stockholders. Therefore, our Board has adopted stock ownership guidelines that require our non-management directors to beneficially own 5,000 shares within five years of first being elected to our Board. All our non-management directors, except Ms. Reese and Mr. Allert, who only recently joined the Board, have met these share ownership guidelines. Mr. Ledford, as Carlyle's designee, is not subject to these stock ownership guidelines.
Directors’ Matching Gift Plan
Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts up to a total of $5,000 per donor per year. Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the IRC and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. Educational institutions can either be secondary schools, schools that offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the IRC. In 2012, we contributed $24,250 pursuant to this plan. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.
Chairman Employment Agreement
Pursuant to an employment agreement with Mr. Fuller, dated as of May 30, 2007, and as amended and restated December 30, 2009, Mr. Fuller, in addition to serving as Chairman of the Board, can provide consulting services to the Company as an independent contractor until December 31, 2017 (the “Transitional Period”). Mr. Fuller is entitled to receive a retainer during the Transitional Period of $10,000 per month to the extent he provides consulting services. He is also entitled to be paid life insurance premiums, plus a tax gross up on such premiums. Mr. Fuller has further agreed that during the Transitional Period and for a period of two years from the last day of the Transitional Period, which ends December 31, 2019, he will not, directly or indirectly, compete with the business of, solicit employees of, or induce business relations to cease doing business with, the Company or its subsidiaries.

EXECUTIVE OFFICERS
Our current executive officers are Messrs. Hellmann, Gallagher, Brown, Liucci, and Ms. Fergus (the “Current Executive Officers”). Mr. James W. Benz, currently serving as our Chief Integration Officer, served as our Chief Operating Officer (“COO”) until October 2012 when he transitioned to the role of Chief Integration Officer. Although Mr. Benz was not an executive officer at the end of fiscal year 2012, he and the Current Executive Officers shall be deemed “Executive Officers” for the purpose of our discussion of Executive Officers and Executive Compensation set forth herein.
John C. Hellmann, age 42, has been a director since 2006, our CEO since June 2007 and our President since May 2005. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. Prior to that, Mr. Hellmann was an investment banker at Lehman Brothers Inc. and Schroder & Co. Inc. Mr. Hellmann also worked for Weyerhaeuser Company in Japan and the People's Republic of China. Mr. Hellmann has an A.B. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. in International Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).
Timothy J. Gallagher, age 50, has been our CFO since May 2005. Prior to joining the Company in May 2005, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications from 2004 to 2005. Prior to that, Mr. Gallagher held a number of financial positions during nearly five years at WilTel Communications and eight years at BP Amoco Corporation. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.
James W. Benz, age 64, has been our Chief Integration Officer since October 2012. Previously, Mr. Benz was our COO from May 2005 to October 2012. Prior to that, he was President of our Rail Link region for eight years. Mr. Benz founded Rail Link, Inc. in 1987, which was subsequently acquired by us in 1996, and he built the business into one of our largest operating units. His 41 years of railroad industry experience have included positions with the Seaboard Coast Line and CSX Transportation. Mr. Benz has a B.S. in Business Administration from the University of Tennessee. Mr. Benz also completed Harvard University's Advanced Management Program.
David A. Brown, age 54, has been our COO since October 2012. Prior to joining the Company in June 2012, Mr. Brown was Executive Vice President and COO of CSX Transportation from 2010 to early 2012. He was Chief Transportation Officer for CSX from 2006 to 2010 and, prior to that, served 25 years with Norfolk Southern in roles ranging from strategic planning to the integration of the Conrail acquisition. Mr. Brown has a B.S. in Business Administration from the University of Tennessee. Mr. Brown also completed Harvard University's Advanced Management Program.
Allison M. Fergus, age 39, has been our General Counsel and Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc., an advertising and marketing communications services company, and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in International Business from Georgetown University and a J.D. from Fordham University School of Law.
Christopher F. Liucci, age 44, joined the Company as Chief Accounting Officer and Global Controller in March 2006. Prior to joining the Company, Mr. Liucci worked with Genencor International, Inc., a diversified biotechnology company, as Director of Global Financial Planning and Reporting from 1998 to 2006 and Controller of Financial Reporting/Internal Controls from 1997 to 1998. Prior to that, Mr. Liucci was an Audit Manager with Coopers & Lybrand L.L.P. (a predecessor to PwC), where he was an independent auditor for six years. Mr. Liucci is a certified public accountant and has a B.S. in Accounting from the State University of New York at Geneseo and an M.B.A. from The Simon School of the University of Rochester.
The Executive Officers serve at the discretion of our Board without specified terms of office.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Executive Officers and directors in preparing and filing these reports with the SEC.

To the Company’s knowledge, based solely on a review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all such Section 16(a) filing requirements were met during 2012, except that one Form 4 was filed late on behalf of Mr. Fuller in order to report two transactions that involved the exercise of previously reported stock options and the acquisition of shares of Class A Common Stock issued upon such exercise. In addition, the following Form 4 filings were filed one day late on behalf of Messrs. Hellmann (one Form 4 reporting one transaction), Gallagher (one Form 4 reporting one transaction), Benz (one Form 4 reporting one transaction) and Liucci (one Form 4 reporting one transaction) and Ms. Fergus (one Form 4 reporting one transaction), which Form 4s reported the surrender of shares to the Company for the payment of taxes in connection with the vesting of previously reported restricted stock awards.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee
The Compensation Committee oversees our executive compensation program and reviews and approves all compensation decisions relating to Executive Officers on at least an annual basis. The Compensation Committee endeavors to provide a compensation program for our Executive Officers that is competitive within our industry and provides a substantial emphasis on Company performance and stockholder returns.
At the 2011 annual meeting of stockholders, a majority of the holders of our Class A Common Stock and Class B Common Stock who voted at the meeting approved, in a non-binding vote, the compensation of our then Executive Officers. The Compensation Committee believes this advisory vote affirms our stockholders' support of the Company's approach to executive compensation. Accordingly, after considering the results of the advisory vote on executive compensation, the Compensation Committee determined not to implement any significant changes to the structure of our executive compensation program in 2012.
Compensation Philosophy
The Compensation Committee has designed the Company’s executive compensation program to reward safe operations as well as profitable annual results (as measured under the Genesee Value Added (“GVA”) methodology as discussed below) and long-term increases in stockholder value as reflected in our share price.
Consistent with the Company’s performance-based culture and desire to attract and retain outstanding executives, the Compensation Committee has designed the Company’s executive compensation program to target total compensation near the market median (based on the peer group), with the opportunity for compensation to exceed the market median in the event of noteworthy performance as reflected in GVA bonus payments or through the impact of share price increases on stock-based compensation. This approach seeks to more heavily weight executive compensation to reward the creation of long-term stockholder value, rather than toward short-term financial performance. Moreover, to encourage the stability of our leadership team, several elements of our executive compensation program include multi-year vesting provisions. In addition, our executive compensation program requires Executive Officers to retain significant ownership of the Company’s stock to further align the interests of these individuals with the interests of our stockholders.
Elements of the Company’s Compensation Program
Our current executive compensation program consists primarily of:

•	annual base salary;

•
annual incentive compensation in the form of cash bonuses payable based on our performance as compared with our annual financial objectives calculated in accordance with our GVA methodology (an economic value-added model), our safety objectives and individual performance objectives;

•	long-term incentive compensation in the form of stock option and restricted stock awards; and

•	supplemental executive retirement benefit in the form of a Defined Contribution Account under the Company’s Deferred Compensation Plan (“DCP”) for certain Executive Officers.
We believe that the mix of these compensation program elements aligns the interests of management with the long-term interests of our stockholders by rewarding the achievement of meaningful annual goals and encouraging a long-term management perspective which discourages executives from taking unnecessary or excessive risks.

Executive Officers and certain other employees are also entitled to participate in the Company’s 401(k) Savings Incentive Plan (“401(k) Plan”), which provides retirement benefits to employees and includes both employer and employee contributions. Executive Officers, as highly compensated employees, are also permitted to defer receipt of their salary or cash bonuses into accounts that mirror the gains and/or losses of several different investment funds we have selected under our DCP. The investment funds offered in the DCP are similar but not identical to those offered under our 401(k) Plan. The Company also provides additional long-term disability coverage to Executive Officers. Executive Officers and other employees are entitled to participate in the Company’s employee stock purchase plan (the “Stock Purchase Plan”) which permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of the stock on the first day of the month and the second-to-last business day of the month, subject to specified limitations. Executive Officers also participate in other employee benefit plans on the same terms as all other Company employees. Information on these programs is set forth below under “Other Compensation.” Additional information on these programs and amounts paid to the Executive Officers under these programs is set forth below under “Summary Compensation Table.”
Generally, the elements of our executive compensation program are weighted toward performance-based incentives. As a result, a substantial portion of executive compensation is typically at risk. Although the Compensation Committee has not pre-established any weightings for the various compensation elements, in accordance with the 2011 Executive Compensation Study as further described below, the Compensation Committee seeks to target the 50th percentile of the peer group for each element of the Company's compensation program.
The following graphs illustrate the allocation of the four principal compensation elements for our CEO and our current Executive Officers, excluding the CEO, in 2012.
Role of CEO and Compensation Consultants
In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to Executive Officers and certain other key personnel. The CEO assists the Compensation Committee in evaluating the other Executive Officers’ performance, establishing business performance targets and objectives, and recommending salary levels and incentive awards. The CEO also works with the Compensation Committee Chairman to establish the agenda for the Compensation Committee meetings, and management then prepares the information required for the meetings. This information typically includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee and documents related to our compensation program. As necessary, the Compensation Committee meets in executive session.
The Compensation Committee has the authority under its charter to retain outside consultants or advisors as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has historically engaged Cook as its independent outside compensation consultant to provide it with objective and expert analysis, advice and information with respect to compensation decisions relating to the Executive Officers and certain other key personnel. With the exception of the services provided by Cook to the Governance Committee with respect to non-management director compensation, which services continued through May 2012 when changes were implemented to non-management director compensation, neither Cook nor any of its affiliates maintains other direct or indirect business relationships with the Company or any of its affiliates. To the extent Cook provides executive compensation services to the Compensation Committee, the services are conducted under the direction and authority of the Compensation Committee, and all work performed by Cook is pre-approved by the Chairman of the Compensation Committee.
Cook has historically performed executive compensation studies for the Compensation Committee, which has included designating the appropriate peer group, assessing whether the total target compensation for each of the Company's Executive

Officers is consistent with the market median, and assisting in tailoring compensation plans that achieve goals established by the Compensation Committee. In March 2008, the Compensation Committee engaged Cook to complete a market compensation benchmarking study of the compensation paid to Executive Officers. The results of the 2008 compensation study formed the basis of the compensation paid to the Executive Officers in 2009, and sought to establish the Executive Officers' total target compensation at the market median (based on the peer group). In 2011, Cook was engaged again by the Compensation Committee to refresh the 2008 compensation study. As described below, the results of the 2011 compensation study (the “2011 Compensation Study”) formed the basis of the compensation paid to the Executive Officers in 2012. The goal of the 2011 Compensation Study was to establish the Executive Officers' total target compensation at the market median (based on the peer group). Although Mr. Brown was not subject to the 2011 Compensation Study, his 2012 total compensation was also established at the market median (based on the peer group compensation paid to Chief Operating Officers) in accordance with this goal.
The Compensation Committee plans to refresh the 2011 Compensation Study during 2013 to create a basis for decisions related to 2014 compensation of Executive Officers. Typically, the Compensation Committee would seek to refresh the most recently completed compensation study every three years. However, given that a major focus of each study is the identification of an appropriate group of peer companies, the Compensation Committee has determined that the increased size and complexity of the Company following the October 2012 RailAmerica acquisition makes an earlier review of the group of peer companies and compensation practices appropriate for purposes of considering executive compensation levels for 2014.
2011 Executive Compensation Study
The results of the 2011 Compensation Study performed by Cook formed the basis of the decisions related to the changes made to the Executive Officers' compensation for fiscal year 2012.
In April 2011, the Compensation Committee engaged Cook to complete a market compensation benchmarking study of the compensation paid to our senior executive team, which included all Executive Officers except for Mr. Brown, who joined the Company in June 2012. The goal of the 2011 Compensation Study was to ensure the continued alignment of our executive compensation programs with the Company’s business objectives and performance and to ensure that the Company’s compensation programs permit us to attract, retain and reward executives who contribute to our success and increase stockholder value over the long term. As has been the past practice, the Compensation Committee sought to establish total target compensation near the market median (based on the peer group), with an emphasis on compensation that rewards the creation of long-term stockholder value.
The 2011 Compensation Study included the development of a peer group of 20 public companies with similar attributes to the Company. This peer group was used as an external reference point in benchmarking each element of the Company’s compensation paid to the Executive Officers, including base salary, annual bonus opportunities, long-term equity incentives and other compensation. The peer group used for benchmarking the Executive Officers’ compensation (the “peer group”) was selected based on various objective criteria consistent with the criteria used to establish the peer group for the 2008 compensation study. The objective criteria included companies with U.S.-based operations and publicly-traded stock. The criteria also sought companies with similar revenue and market capitalizations (with comparable valuations), comparable financial performance, growth rates and earnings before interest, tax, depreciation and amortization, similar geographic locations to the Company as well as other relevant attributes. The Compensation Committee also sought to include companies in the transportation industry, as well as companies that grow through acquisitions.
The peer group selected for the 2011 Compensation Study comprised the following:

Atlas Air Worldwide Holdings, Inc.	Kirby Corporation
Atwood Oceanics, Inc.	Knight Transportation, Inc.
Bristow Group Inc.	RailAmerica, Inc.
Carbo Ceramics Inc.	Teledyne Technologies Incorporated
Esterline Technologies Corporation	The Middleby Corporation
Gartner Inc.	Triumph Group, Inc.
Heico Corporation	Valmont Industries, Inc.
Hexcel Corporation	Waddell & Reed Financial, Inc.
Hubbell Inc.	Westinghouse Air Brake Technologies Corporation
Kansas City Southern	Woodward, Inc.

Of the 20 companies in the peer group, 12 had been in the 2008 compensation study. New companies were selected in 2011 to replace companies that had been in the peer group, but were eliminated, generally due to weaker relative revenue or earnings performance as compared to the Company that resulted in their failure to satisfy the objective criteria applied to these measures in 2011. At the time the peer group was selected in July 2011, the Company was positioned relative to the peer group as follows: slightly above the 25th percentile for company size (as measured by annual revenue), slightly above the 75th percentile for total assets, near the median for market capitalization and enterprise value and significantly above the 75th percentile in terms of financial performance (as generally measured by 3-year growth in revenues and earnings before interest, taxes, depreciation and amortization) and above the 75th percentile for total stockholder return over a one- and three- year period.
To determine if adjustments to compensation were appropriate, once the peer group was established, Cook then collected compensation data for each Executive Officer regarding base salary, annual bonus opportunities, long term incentive and equity grant, and other compensation. To the extent publicly available, this market data was based on 2010 compensation, as disclosed in the 2011 proxy statements published by the members of the peer group, and was then increased to reflect annual inflation at approximately 3% to create market data to support 2012 compensation decisions.
As a result of the 2011 Compensation Study, the Compensation Committee determined it was appropriate to adjust the 2012 target compensation for each Executive Officer to generally align compensation levels near the 50th percentile of compensation for the peer group.
A summary of the changes to each element of the Company’s compensation program for each Executive Officer position as a result of the 2011 Compensation Study and other factors described below is set forth in the table below. For the COO, amounts reflect the market median that was established for the position, not the actual compensation paid to Messrs. Benz and Brown since neither acted as the COO for the full year. Additional information on each element of total compensation are also set forth below.

2012 Executive Officer Compensation	President and Chief Executive Officer	Chief Financial Officer	Chief Operating Officer (3)		General Counsel and Secretary	Chief Accounting Officer and Global Controller
Annual Base Salary	$800,000	$427,671	$380,000		$350,000	$225,000
% Increase from 2011	11%	3%	7%		14%	13%
Total Target Annual Cash Bonus (as a % of Base Salary) (1)	90%	60%	60%		50%	35%
% Change from 2011	0%	0%	0%		0%	0%
Expected Cash Bonus (Based on Target) (1)	$720,000	$256,603	$228,000		$175,000	$78,750
Total Target Annual Cash Compensation	$1,520,000	$684,274	$608,000		$525,000	$303,750
Equity Awards (as a % of Base Salary) (2)	240%	160%	150%	(4)	100%	84%
Equity Award Value	$1,920,000	$684,274	$570,000		$350,000	$189,000
% Change from 2011	(10%)	10%	0%		0%	0%
Total Target Compensation	$3,440,000	$1,368,548	$1,178,000		$875,000	$492,750
Defined Contribution/DCP Retirement Benefit	$136,573	$83,945	$ 0		$44,574	$30,054
% Change from 2011	113%	23%	NA		6%	(6%)
Net Change in Total Target Compensation	8%	2%	7%		8%	4%

(1)	Represents the Total Target Annual Cash Bonus Amount under the Company's Annual Incentive Compensation Program under the GVA methodology.

(2)	Represents the Long-Term Incentive Compensation Program - Equity Awards as discussed below.

(3)	Represents compensation established for the position of COO, on which the June 2012 amounts for Mr. Brown were established to align his compensation with the 50th percentile of the peer group.
(4) Although Mr. Brown was awarded an annual equity award equal to 150% of his base salary, in 2012 Mr. Brown's annual equity award was prorated for his June 2012 start date. See “Long-Term Incentive Compensation Program-Equity Awards under the Omnibus Plan - Stock Options and Restricted Stock Awards” below for further information.

When aligning total compensation for each of the Executive Officers near the 50th percentile of compensation for the peer group, the Compensation Committee also noted the Company’s continued growth in revenues and earnings as well as the significant contributions and positive performance reviews for each of the Executive Officers. Specifically, the increase in Mr. Hellmann’s annual base salary was intended to align his salary with that of his peers. For Mr. Gallagher, it was determined that his long-term incentive compensation program equity awards had been approximately 10% lower than market levels for his peers. Mr. Benz’s annual base salary was increased to align with the 50th percentile of the peer group. Ms. Fergus and Mr. Liucci both received increases in their annual base salary to generally align their salaries with the 50th percentile of the peer group. The increases for Ms. Fergus and Mr. Liucci also recognize the expansion of their departments and the additional responsibilities associated with their roles as the Company continues to grow. As a result of the increases set forth above, the Company also increased the contributions made to the Defined Contribution DCP Retirement Benefit Accounts for Messrs. Hellmann and Gallagher and Ms. Fergus. There were no other changes made to the Other Compensation paid to Executive Officers as a result of the 2011 Compensation Study.
Although the compensation was established for the COO position under the 2011 Compensation Study, in light of the planned retirement in early 2013 of Mr. Benz, who served as our COO from January through October 2012, it was determined in conjunction with the 2011 Compensation Study that his 2012 compensation should be restructured to align with his expected tenure with the Company. As a result, in lieu of a long-term incentive compensation program equity award that would vest over three years (consistent with the Company’s compensation philosophy) and not be earned as a result of Mr. Benz's retirement, the Compensation Committee approved a special cash bonus opportunity of $190,000 for Mr. Benz, equivalent to one-third of the value of the equity awards that Mr. Benz would be entitled to receive but for his planned retirement, and that is payable at the discretion of the CEO based upon the successful transition of his role to his successor.
2012 Annual Base Salary
We provide base salaries to recognize the scope of responsibilities, skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the Executive Officer, and the pay-outs under the annual incentive compensation plan and long-term incentive compensation program are generally tied to, or expressed as a percentage of, base salary. The Compensation Committee reviews the base salaries of each Executive Officer on an annual basis.
Factors considered by the Compensation Committee in establishing base salaries each year include the Executive Officers’ performance review for the prior year and recommendations of the CEO (for Executive Officers other than himself), changes in competitive compensation levels, changes in responsibilities, the work ethic of our management team, the demands associated with managing an international business, changes in the cost of living, peer group information, the Company’s recent financial performance and retention considerations. The Compensation Committee also considers the Board evaluation of the CEO's performance in connection with the Compensation Committee's annual review of the CEO’s base salary. In some years, the results of an executive compensation study are also considered.
As revealed by the 2011 Compensation Study, overall base salaries for all Executive Officers subject to the 2011 Compensation Study were below the 50th percentile of base salaries for the peer group. The Compensation Committee deemed it appropriate to increase base salaries of the Executive Officers by 3% to 14%. Specifically, the Compensation Committee approved the increase to the base salaries of each of Messrs. Hellmann, Gallagher, Benz and Liucci and Ms. Fergus to generally align them with the 50th percentile of the peer group and for the other reasons specified above.
Although Mr. Brown was not subject to the 2011 Compensation Study, upon joining the Company in June 2012, his 2012 base salary was established to align it near the 50th percentile of the peer group, consistent with the goal of the 2011 Compensation Study and in light of the responsibilities of the COO, Mr. Brown's significant experience in the railroad industry and other competitive factors, it was appropriate to establish Mr. Brown's salary at $380,000.

The base salaries for 2012 are set forth in the following table.

Name and Principal Position	2012 Base Salary
John C. Hellmann	$800,000
President and Chief Executive Officer
Timothy J. Gallagher	427,671
Chief Financial Officer
James W. Benz	380,000
Chief Integration Officer and former Chief Operating Officer
David A. Brown	380,000
Chief Operating Officer
Allison M. Fergus	350,000
General Counsel and Secretary
Christopher F. Liucci	225,000
Chief Accounting Officer and Global Controller
Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology Under the Omnibus Plan
We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests. In 2012, the Compensation Committee established cash bonuses targeted at 35% to 90% of Executive Officers’ annual base salary (the “total target annual cash bonus”), with such cash bonuses based upon several components, including Company-wide financial performance as measured under our GVA methodology, Company-wide safety performance and individual performance.
The financial performance targets for the Company are derived based on GVA. GVA is a measure of our after-tax operating profit less a capital charge. The capital charge is calculated by multiplying the Company’s assumed, long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital-intensive railroad operations. We believe evaluating financial performance based on GVA motivates our Executive Officers and other key employees to produce results that increase stockholder value and encourages individual and team behaviors that help the Company achieve both its short- and long-term corporate objectives. The financial performance component weight ranges from 35% to 85% of the total target annual cash bonus amount depending on the Executive Officer's responsibility for the Company's financial results.
The safety performance targets for the Company are derived from the ratio of the number of reportable injuries per 200,000 man-hours worked, as defined by the United States Federal Railroad Administration (“FRA”). FRA-reportable injuries represent a verifiable way of monitoring safety and benchmarking our safety results against other railroads. Safety performance is included as a component of our annual incentive compensation program with a component weight ranging from 15% to 20% of the total target annual cash bonus amount, because we are committed to protecting the personal well-being of our employees and the communities in which we operate. We believe safe operations make the Company a more attractive place to work, reduce employee turnover, minimize high-cost injuries and insurance-related expenses and translate into efficient and profitable railroads.
For the General Counsel and the Chief Accounting Officer, an individual performance component weighted at 50% is also included in the calculation of the total target annual cash bonus to motivate the attainment of personal goals specific to their departmental functions and consistent with their respective professional codes of conduct that further our corporate objectives, and to ensure independence in financial disclosure or legal decisions that could affect overall results.

The following table illustrates the total target amount of annual cash bonus payments as a percentage of base salary established on February 1, 2012 (for fiscal year 2012) for each of our Executive Officers (other than Mr. Brown, whose total target annual cash bonus was established upon his joining the Company), the weighting assigned to each component measure, and the range for the annual potential cash bonuses as a percentage of the total target cash bonus and as a percentage of base salary. The range for potential cash bonuses as a percentage of base salary is calculated as the product of the total target bonus amount as a percentage of base salary multiplied by the total target annual cash bonus at both zero and 200%. No changes were made to the total target annual cash bonus as a percentage of base salary based on the 2011 Compensation Study.

Name and Principal Position	Total Target Annual Cash Bonus Amount as a % of Base Salary	Financial Performance Component Weight		Safety Performance Component Weight		Individual Performance Component Weight		Range of Annual Cash Bonus as a % of Bonus Target	Range of Annual Cash Bonus as a % of Base Salary
		% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve-ment as a % of Base Salary
John C. Hellmann	90%	85%	153%	15%	27%	—	—	0% - 200%	0% - 180%
President and Chief Executive Officer
Timothy J. Gallagher	60%	85%	102%	15%	18%	—	—	0% - 200%	0% - 120%
Chief Financial Officer
James W. Benz	60%	80%	96%	20%	24%	—	—	0% - 200%	0% - 120%
Chief Integration Officer and former Chief Operating Officer
David A. Brown	60%	80%	96%	20%	24%
Chief Operating Officer
Allison M. Fergus	50%	35%	35%	15%	15%	50%	50%	0% - 200%	0% - 100%
General Counsel and Secretary
Christopher F. Liucci	35%	35%	24.5%	15%	10.5%	50%	35%	0% - 200%	0% - 70%
Chief Accounting Officer and Global Controller
The Company calculates the actual annual cash bonus earned independently for each of the financial, safety and individual performance components, with the amounts earned for each component added together, and negative and positive amounts netted to determine the total cash bonus earned. In the event that the total cash bonus earned is in excess of 200% of the total target annual cash bonus amount or less than zero, the amount paid is reduced to 200% or increased to zero, respectively. Positive and negative amounts earned each year but not paid as a result of the 200% cap and the floor of zero are carried forward to subsequent years’ bonus calculations, and amortized over a three-year period. However, no employee has any right to any amounts carried forward if his or her employment terminates before the carried forward amounts are paid in subsequent years, and no employee has any obligations related to negative amounts carried forward if his or her employment terminates. Therefore, when the Company performs well, based either on financial or safety performance targets, Executive Officers receive greater cash bonuses. Conversely, in the event financial or safety performance fall below established targets, Executive Officers may receive reduced or even no cash bonuses and could even have a negative bonus carried forward that would reduce bonuses paid in subsequent years. As a consequence, annual cash bonuses are lower in the event of poor financial or safety performance. In addition, Executive Officers with sustained high individual performance are rewarded more than those in similar positions with lesser performance to the extent individual performance represents a portion of the target bonus.
Annual incentive compensation for 2012 was based on the Company’s financial performance, safety performance and individual performance, as applicable. For 2012, as was the case in the prior years, at the beginning of the year the Compensation Committee approved annual financial and safety goals and for some Executive Officers, personal goals. The Compensation Committee set the financial performance target at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Actual corporate financial performance payouts between 2003 to 2012 (10 years) met or exceeded the established targets only five times. The safety performance target was also set at a level that would make it reasonably difficult to achieve when compared with the historic safety results of Class II and Class III railroads and at a level that encourages year-over-year safety improvements. In 2012, the corporate safety performance target was set at 0.70 FRA reportable injuries per 200,000 man-hours worked for a 100% payout. Actual corporate safety performance payouts for 2003 to 2012 met or exceeded the established targets eight times. For 2003 to 2012, actual total payouts to Executive Officers have ranged from 31% to 200% of the targeted bonuses (excluding the impact of positive carryover bonus amounts).

In 2012, the Company had strong financial performance and realized 122% of its target bonus for financial performance. Under our GVA methodology, financial performance is assessed in relation to the Company's annual operating budget. The GVA methodology distinguishes the impact of financing decisions from operating performance, as well as the impact of strategic corporate decisions such as the acquisition of RailAmerica, and focuses primarily on annual operating performance. In 2012, the Company realized 132% of its target bonus for safety performance as a result of its exceptional safety performance of 0.48 FRA reportable injuries per 200,000 man-hours worked. In addition, Executive Officers with an individual performance component received 100% of their target individual bonus. These combined results yielded an average aggregate bonus payout of 124% of the 2012 total target cash bonus amount for the Executive Officers. Further, amounts earned in 2010 over 200% of the financial performance target were carried over to the 2012 bonus calculations, as described above, and are reflected in the bonuses paid for 2012. Including the amortization of excess bonus amounts from 2010 and the attainment of 100% of individual performance bonuses, the actual 2012 bonus awards paid to our Executive Officers were between 116% and 132% of target annual cash bonuses (and yielded an average aggregate bonus payout of 128% of the 2012 target cash bonus amount). The Company’s 2012 performance resulted in approximately $7.1 million of annual cash bonuses for all participants in the annual incentive compensation program, with $2.0 million of such cash bonuses paid to our Executive Officers.
Specifically, based on 2012 performance and inclusive of 2010 financial performance carryover amounts, Messrs. Hellmann and Gallagher were paid a bonus equal to 130% and 132%, respectively, of their target annual cash bonus. For 2012, Mr. Benz earned a bonus equal to 131% of his target annual cash bonus inclusive of 2010 financial performance carryover amount. Mr. Brown earned a pro-rated bonus equal to 124% of his target annual cash bonus, based on a June 2012 start date. For 2012, Ms. Fergus and Mr. Liucci each earned a bonus equal to 116% of their target annual cash bonus, inclusive of 2010 financial performance carryover amounts. Ms. Fergus and Mr. Liucci both received 100% of their individual performance components in 2012. The attainment of the individual performance metric by Ms. Fergus and Mr. Liucci was assessed by the CEO and CFO, respectively, based on their achievement of pre-established goals and objectives specific to their respective functions and presented to the Compensation Committee. Ms. Fergus' coordination of the legal aspects of the negotiation of the RailAmerica transaction and the related financings and obtaining regulatory approval of the transaction ahead of schedule were recognized by the Compensation Committee in determining her individual performance bonus. Similarly, Mr. Liucci’s enhanced responsibilities and ongoing efforts associated with integrating acquisitions were also recognized by the Compensation Committee in determining his individual performance bonus. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 40.
Long-Term Incentive Compensation Program—Equity Awards under the Omnibus Plan—Stock Options and Restricted Stock Awards
We use our long-term incentive compensation program to provide equity awards, including stock options and restricted stock awards, to our Executive Officers and other key personnel. Awards are granted to our Executive Officers at the discretion of the Compensation Committee and are based on each executive’s contribution and expected future contribution to our success, with input from the CEO with respect to Executive Officers other than himself. The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize our objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes a long-term financial interest in the Company. Historically, the program provided an opportunity for Executive Officers to receive long-term incentive compensation in the form of annual equity awards valued at between 50% and 250% of annual base salary. The actual amount of the annual equity award has been based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself, and based on guidance from independent consultants, when requested by the Compensation Committee. Additional considerations have included the amounts paid as annual incentive compensation, individual performance of the Executive Officers, share retention requirements and other factors that were deemed relevant by the Compensation Committee.
Prior to 2010, the Compensation Committee delivered long-term incentive compensation through awards composed of 70% stock options and 30% restricted stock. The Compensation Committee began to move to a 50%/50% mix of stock options and restricted stock awards in 2010. The Compensation Committee determined that a 50%/50% allocation between stock options and restricted stock awards provides a better balance between the highly leveraged nature of stock options and the stock ownership benefits of restricted stock. In 2010 only, for each Executive Officer, stock options constituted approximately 30% of the value of total long-term incentive compensation, and restricted stock awards constituted the remaining 70% to balance out the historic mix in furtherance of achieving the goal of a 50%/50% mix. In 2011, the 50%/50% mix of restricted stock awards and stock options, with the number of shares of restricted stock being equal to the value of the installment divided by the stock price and the Black-Scholes value for options on the day of grant, was implemented and remained in effect in 2012.

In accordance with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, as well as the goals of the 2011 Compensation Study, the Compensation Committee approved changes ranging from (10)% to 10% in the 2012 long-term incentive equity awards granted to our Executive Officers. The 2012 long-term incentive equity awards granted to our Executive Officers ranged in value from 74% to 240% of 2012 annual base salary, largely unchanged from the long-term equity awards granted to our Executive Officers in 2011, with the exception of Messrs. Gallagher and Benz. The awards to Mr. Gallagher increased from 150% of base salary in 2011 to 160% of base salary in 2012. The increase to a 160% equity award as a percentage of base salary aligned Mr. Gallagher near the 50th percentile of the peer group. As discussed above, in light of Mr. Benz's planned retirement in early 2013, he received a special cash bonus opportunity in lieu of equity awards in 2012.
Although Mr. Brown was not subject to the 2011 Compensation Study, in 2012 Mr. Brown received a long-term incentive compensation program annual equity award in the amount of 150% of his base salary, prorated for his June 2012 start date. The value of this equity award was based on the 50th percentile of the peer group. Additionally, Mr. Brown received a one-time equity award in the amount of $228,000, not reflected in the table below, equal to 60% of Mr. Brown's 2012 base salary, as a signing bonus for joining the Company to give Mr. Brown an immediate vested interest in the future success of the Company. Both the annual equity award and signing bonus equity award are to be granted in four quarterly grants. Two of such grants for the annual equity award are reflected in the table below. The remaining half of Mr. Brown's 2012 annual equity award and his signing bonus equity award will be granted to him in two additional quarterly grants to be made in 2013.
The 2012 long-term incentive program equity awards for each Executive Officer as a percentage of base salary are set forth below:

Name and Principal Position	2012 Equity Awards as a Percentage of Base Salary
John C. Hellmann	240%
President and Chief Executive Officer
Timothy J. Gallagher	160%
Chief Financial Officer
James W. Benz	—%
Chief Integration Officer and former Chief Operating Officer
David A. Brown	74%	(1)
Chief Operating Officer
Allison M. Fergus	100%
General Counsel and Secretary
Christopher F. Liucci	84%
Chief Accounting Officer and Global Controller
(1) Represents two quarterly grants received by Mr. Brown in 2012 comprising half of his 2012 annual equity award in the amount of 150% of base salary prorated for his June 2012 start date.
For additional information on the value of the 2012 long-term equity incentive awards to Executive Officers, see the Grant Date Fair Value of Stock and Option Awards column included in the “2012 Grants of Plan-Based Awards” table on page 42.
For 2012, with respect to all Executive Officers except for Mr. Brown, the total dollar value of annual long-term incentive compensation equity awards was approved by the Compensation Committee on February 1, 2012, and the total dollar value was delivered through four quarterly grants on February 28, May 31, August 31 and November 30, 2012, consistent with the Company’s stock-based award policy. Mr. Brown's total dollar value of annual long-term incentive compensation awards and his one-time signing bonus equity award were approved by the Compensation Committee on June 4, 2012 in connection with Mr. Brown's joining the Company, and the total dollar value is to be delivered through four quarterly grants on August 31, 2012, November 30, 2012, February 28, 2013, and May 31, 2013. The Compensation Committee believes that using the share price on four distinct days to calculate the number and exercise price of stock options and the number of shares of restricted stock to be granted to the Executive Officers will be more indicative of the actual average share price performance during the year than using a single date during the year.
The stock option awards and restricted stock awards for Executive Officers and other key personnel include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards and restricted stock awards for Executive Officers are also subject to acceleration of vesting upon a change of control, which the Compensation Committee believes allows our Executive Officers to focus on their responsibilities and provides security against unpredictable actions of successor corporations following a qualifying change of control of the Company.
2012 Discretionary Bonuses
In addition to the adjustments made to the annual base salary, annual incentive compensation, and long-term incentive compensation, in recognition of the significant effort and extraordinary workload associated with the negotiation of the merger agreement for the acquisition of RailAmerica Inc., related due diligence, amended credit facilities, the Company's 2012 public equity offerings and the receipt of expedited regulatory approval during 2012, the Compensation Committee approved a special, discretionary bonus for the Executive Officers, other than Mr. Hellmann, and certain others involved in the acquisition of RailAmerica by the Company in 2012. The special, discretionary bonuses recognize the contributions of these executives in consummating the acquisition and the ongoing oversight needed to ensure a smooth integration of RailAmerica. Mr. Benz also received a special cash bonus of $190,000 that was paid upon the successful transition of his role as COO to his successor, Mr. Brown. The total amount of the special, discretionary bonuses paid to the Executive Officers was $853,334, and is shown in the Bonus column of the “Summary Compensation Table” on page 40.
Share Retention Guidelines
The Compensation Committee has adopted share retention guidelines for the Executive Officers and other key personnel to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock, which is based on a multiple of such executive’s then-current base salary and the then-current stock price on the date of adoption or revision of the guidelines, but expressed as a number of shares. Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of a stock option, if applicable, and to settle any tax obligations in connection with the exercise or vesting of an equity award. Although the share ownership guideline amount is not required to be satisfied in any particular period of time, until the share guideline is satisfied, Executive Officers are required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock awards. Waivers of the guidelines can be granted by the CEO for Executive Officers (other than himself) and key employees and by the Compensation Committee for the CEO. Waivers are generally granted only for serious and unforeseen hardship circumstances. It has been our practice to reevaluate the retention guidelines in connection with significant changes to base salaries. No changes to the share retention guideline amounts or required retention percentages were deemed necessary in 2012.
The share retention guideline amounts for our Executive Officers are set forth below:

Principal Position	Share Guideline Amount
President and CEO	135,000
Chief Financial Officer	30,000
Chief Integration Officer	—
Chief Operating Officer	30,000
General Counsel and Secretary	30,000
Chief Accounting Officer and Global Controller	15,000
In determining whether our share retention guidelines have been met, restricted stock, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned. With the exception of the COO and the General Counsel, all of the Executive Officers currently meet the applicable guideline amount.
Other Compensation
401(k) Plan
Executive Officers and other employees are entitled to participate in our 401(k) Plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2012, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary and $10,000.

Stock Purchase Plan
Executive Officers and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of our Class A Common Stock on the first business day of the month and the closing price on the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding shares of Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership. The Compensation Committee administers the Stock Purchase Plan.
Long-Term Disability Insurance
Executive Officers and certain other employees receive coverage under our long term-disability insurance program, which provides a monthly income in the event of the executive’s disability. The Compensation Committee believes that this benefit is a normal component of a competitive executive compensation program and that it is useful to the retention of talented executives. For 2012, this coverage provided a monthly benefit of 60% of the Executive Officer’s base salary and annual incentive compensation, up to a maximum payment of $15,000 per month.
Deferred Compensation Plan
Starting in 2004, we began offering a deferred compensation plan. The DCP allows senior employees, including our Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. Please see “2012 Nonqualified Deferred Compensation” for a more detailed discussion of the DCP.
The Company does not offer a traditional pension plan to our Executive Officers. However, the Company has established a supplemental executive retirement benefit in the form of a Defined Contribution Account under the Company’s DCP for certain Executive Officers. The Defined Contribution Accounts are considered a key element of the executive compensation program. The Compensation Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent, and depending on the circumstances, may be necessary to attract or retain talented executives. Absent other retirement income, retirement benefits can be an important factor in an executive’s decision to accept or reject a new position. Annual Company contributions to the Executive Officer's account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change the annual Company contributions made to an Executive Officer’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Additional information regarding the Deferred Contribution Accounts is set forth in “2012 Nonqualified Deferred Compensation” below.
For Mr. Benz, the Company also established a benefit that is administered through the DCP, such that he receives an annual contribution to his Defined Contribution Account that is equal to the amount that he previously received to fund his modified split-dollar life insurance policies that were terminated by mutual agreement in 2009. Notwithstanding the vesting schedule set forth above, each of Mr. Benz’s contributions is immediately vested when credited to his account, as the benefit to Mr. Benz was established in lieu of his historic split-dollar life insurance policies.
As a result of the 2011 Compensation Study, the Compensation Committee approved changes to Defined Contribution Account contributions made in 2012 on behalf of the Executive Officers subject to the 2011 Compensation Study ranging from (6)% to 113% of the 2011 amounts. Specifically, the Company increased contributions made to the Defined Contribution Accounts for Messrs. Hellmann and Gallagher and Ms. Fergus such that the 2012 contributions were $136,573, $83,945, and $44,574, respectively. The 2012 contribution for Mr. Liucci represents a 6% reduction to his Defined Contribution Account annual contribution as a result of a high starting balance in his Defined Contribution Account.

Perquisites
We provide certain of our Executive Officers perquisites and other personal benefits. The Compensation Committee has reviewed and approved each of the perquisites provided to Executive Officers. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are a factor in attracting and retaining talented executives. Additional information with respect to the perquisites paid to our Executive Officers is set forth in the “Summary Compensation Table” below.
Continuity and Employment Agreements
The Compensation Committee believes that continuity agreements, or change of control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the potential payments payable to our Executive Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company provide security to our executives should their employment be terminated following a change of control through no fault of their own, thus allowing our executives to focus on their responsibilities to the Company.
Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers as described below under “Potential Payments Upon Termination, Change of Control and Other Events” in the event of a qualifying change of control of the Company followed by either termination of the executive without cause or resignation by the executive for good reason, each as defined in the agreements, within two years following a change in control. This double trigger approach results in payment under our change of control provisions only if the Executive Officer is terminated. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions on his or her ability to compete for a period of 12 months following termination.
We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings and that some measure of protection against possible but unpredictable actions of successor corporations is desirable for both the executive and the Company. Additionally, the structures of our continuity agreements help ensure management retention during any change of control. The amount of compensation payable to each Executive Officer under the continuity and employment agreements is set forth under “Potential Payments upon Termination, Change of Control and Other Events.”
The Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination; involuntary, not for cause termination unrelated to a change of control; or termination for cause.
Deductibility of Compensation
Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their chief executive officer or any of the three other most highly compensated executive officers other than the CFO. However, the statute exempts qualifying performance based compensation from the $1 million limitation if specified requirements are met. Additionally, cash compensation voluntarily deferred by the Executive Officers named in this proxy statement under the DCP is not subject to the Section 162(m) limitation until the year paid. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, along with competitive and market factors. The compensation awarded to Mr. Hellmann in 2012 will not be fully deductible by the Company.
Policy on Non-Public Information and Trading in Company Stock
The Company’s policy permits directors, Executive Officers and other key employees to trade Company securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with our legal department. Although we do not have a formal policy that prohibits transactions that hedge an individual’s economic risk of owning shares of our common stock, we believe all such transactions by directors and Executive Officers in 2012 have been publicly disclosed.

Elements of Total Compensation—Risks and Mitigating Factors
The Compensation Committee believes that the structure of the executive compensation program provides a mix of cash and equity compensation that balances short- and long-term incentives. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent. In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. The result is a program that the Compensation Committee believes mitigates inappropriate risk taking and aligns the interests of Executive Officers with those of the Company’s stockholders.
Say-on-Pay and Say-on-Frequency Results
The Compensation Committee considered the result of the 2011 advisory, non-binding “say-on-pay” proposal, which was voted upon by our stockholders at our 2011 annual meeting of stockholders (the “2011 Annual Meeting”), in connection with the discharge of its responsibilities. A majority of the holders of our Class A Common Stock and Class B Common Stock who voted at the 2011 Annual Meeting approved the compensation of our executive officers described in our proxy statement in 2011. In determining and deciding on executive compensation for fiscal years 2012 and 2013, our Compensation Committee took into account the results of the 2011 stockholder advisory vote on executive compensation, particularly the strong support expressed by the Company's stockholders, as one of many factors considered in deciding that the Company's compensation policies and procedures for 2012 and 2013 should largely remain consistent with our policies and procedures in prior years, subject to adjustment in accordance with the results of the 2011 Compensation Study.
In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting in which a majority of the holders of our Class A Common Stock and Class B Common Stock voted for “say-on-pay” proposals to occur every three years, the Board of Directors decided that the Company will hold, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of stockholder votes on executive compensation. Accordingly, we currently expect to hold the next “say-on-pay” vote at the Company's 2014 Annual Meeting of Stockholders. We currently expect to next hold a stockholder vote on frequency at the Company's 2017 Annual Meeting of Stockholders.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
Compensation Committee
Mark A. Scudder, Chairman
Richard H. Allert
Robert M. Melzer
Michael Norkus

SUMMARY COMPENSATION TABLE
The following table and footnotes set forth information for the years ended December 31, 2012, 2011 and 2010 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (1)(2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen-sation (5)	Change in Pension Value and Non- Qualified Deferred Compen-sation Earnings (6)	All Other Compensation (7)	Total
John C. Hellmann	2012	$800,000	$—	$959,967	$959,982	$937,534	$—	$161,731	$3,819,214
President and Chief Executive Officer	2011	720,575	—	1,200,043	900,003	698,836	—	92,852	3,612,309
	2010	703,000	—	1,050,007	450,000	1,124,800	—	92,062	3,419,869
Timothy J. Gallagher	2012	427,671	200,000	342,130	342,139	337,790	—	124,323	1,774,053
Chief Financial Officer	2011	415,125	—	311,353	311,350	270,765	—	102,655	1,411,248
	2010	405,000	70,000	425,932	182,254	486,000	—	101,580	1,670,766
James W. Benz	2012	380,000	221,667	—	—	299,523	68,263	96,352	1,065,805
Chief Integration Officer and former Chief Operating Officer	2011	356,700	—	267,542	267,528	240,663	53,596	98,055	1,284,084
	2010	348,000	30,000	365,418	156,597	417,600	17,619	96,194	1,431,428
David A. Brown	2012	218,744	31,667	140,075	140,145	162,476	—	405	693,512
Chief Operating Officer	2011	—	—	—	—	—	—	—	—
	2010	—	—	—	—	—	—	—	—
Allison M. Fergus	2012	350,000	300,000	175,015	174,993	202,137	—	65,429	1,267,574
General Counsel and Secretary	2011	307,500	—	153,750	153,740	169,071	—	64,838	848,899
	2010	300,000	50,000	209,985	90,000	225,000	—	68,158	943,143
Christopher F. Liucci	2012	225,000	100,000	94,493	94,496	90,983	—	56,444	661,416
Chief Accounting Officer and Global Controller	2011	199,445	—	83,770	83,765	78,507	—	59,313	504,800
	2010	194,580	50,000	114,405	49,027	102,155	—	54,980	565,147

(1)
Salary and bonuses are reported in the year in which the service being compensated was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation.

(2)
Amounts in 2012 reflect the discretionary bonuses paid to the Executives in December 2012 for the significant efforts associated with the acquisition of RailAmerica. The 2012 bonus amount for Mr. Benz also includes his special cash bonus of $190,000 that was paid upon the successful transition of his role as COO to his successor, Mr. Brown. Amounts in 2010 reflect the discretionary bonuses paid to certain Executive Officers in February 2011 for the significant 2010 efforts associated with the acquisition of FreightLink Pty Ltd in Australia.

(3)
The amounts in the Stock Awards column reflect aggregate grant date fair value for restricted stock granted by us in 2012, 2011 and 2010 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these awards, refer to Note 16 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)
The amounts included in the Option Awards column reflect aggregate grant date fair value for stock options granted by us in 2012, 2011 and 2010 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. For discussion of the assumptions made in the valuation of these options, refer to Note 16 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(5)
For 2012, 2011 and 2010, the amounts reflect the cash bonuses earned under the Annual Incentive Compensation Program based on targets that were established in early 2012, 2011 and 2010, respectively, by the Compensation Committee and paid in February 2013, 2012 and 2011, respectively. For a discussion of the Annual Incentive Compensation Program, see “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Compensation Program–Cash Bonuses Under the GVA Methodology Under the Omnibus Plan.”

(6)
The amounts represent the increase in Mr. Benz’s actuarial accumulated pension benefit from December 31, 2011 to December 31, 2012, December 31, 2010 to December 31, 2011 and December 31, 2009 to December 31, 2010, respectively, in the Rail Link Inc. Retirement Plan (“Rail Link Plan”). For additional information, see “2012 Pension Benefits” below. Nonqualified deferred compensation plan accounts do not earn above-market or preferential interest rate returns. For additional information, see “2012 Nonqualified Deferred Compensation” below.

(7)	The following table details each item of compensation of our Executive Officers for the fiscal year ended December 31, 2012 required to be included in the All Other Compensation column:

Name	Company Contributions to Defined Contribution Plan	Company Contributions to Retirement 401(k) Plan (a)	Auto (b)	Other (c)	Total
John C. Hellmann	$136,573	$10,000	$12,539	$2,619	$161,731
Timothy J. Gallagher	83,945	10,000	23,743	6,635	124,323
James W. Benz	68,012	10,000	13,000	5,340	96,352
David A. Brown	—	—	—	405	405
Allison M. Fergus	44,574	10,000	9,235	1,620	65,429
Christopher F. Liucci	30,054	10,000	14,785	1,605	56,444

(a)	Amounts reflect the Company’s matching contributions to the Company’s 401(k) Plan.

(b)
Amounts reflect cash payments for all annual automobile expenses, whether personal or business related. Mr. Benz receives a monthly cash car allowance. Amounts for Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus reflect car leases, fuel, insurance and repairs paid on their behalf. In addition, amounts for Mr. Gallagher include lease return expenses and a down payment on a new automobile lease.

(c)
The amount for Mr. Hellmann represents premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance premiums and personal travel expenses. The amount for Mr. Gallagher represents the premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance premiums and health club dues. The amount for Mr. Benz represents the premiums with respect to excess group life insurance and long-term disability insurance and personal travel expenses. The amount for Mr. Brown represents the premiums with respect to excess group life insurance and long-term disability insurance premiums. The amount for Ms. Fergus represents the premiums with respect to excess group life insurance and long-term disability insurance and personal travel expenses. The amount for Mr. Liucci represents premiums with respect to excess group life insurance and long-term disability insurance.

2012 GRANTS OF PLAN-BASED AWARDS
The following table provides information relating to estimated future payouts under non-equity incentive plan awards and grants of stock-based awards during the year ended December 31, 2012.

Name and Principal Position	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Date of Committee Action (1)	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)
John C. Hellmann			$0	$720,000	$1,440,000
President and Chief	2/28/2012	2/5/2012				3,964			$239,981
Executive Officer	2/28/2012	2/5/2012					15,666	$60.54	239,992
	5/31/2012	2/5/2012				4,789			239,977
	5/31/2012	2/5/2012					17,033	50.11	239,930
	8/31/2012	2/5/2012				3,776			240,003
	8/31/2012	2/5/2012					14,235	63.56	240,042
	11/30/2012	2/5/2012				3,290			240,006
	11/30/2012	2/5/2012					12,384	72.95	240,018
Timothy J. Gallagher			$0	$256,603	$513,206
Chief Financial Officer	2/28/2012	2/5/2012				1,413			$85,543
	2/28/2012	2/5/2012					5,583	$60.54	85,528
	5/31/2012	2/5/2012				1,707			85,538
	5/31/2012	2/5/2012					6,071	50.11	85,517
	8/31/2012	2/5/2012				1,346			85,552
	8/31/2012	2/5/2012					5,073	63.56	85,545
	11/30/2012	2/5/2012				1,172			85,497
	11/30/2012	2/5/2012					4,414	72.95	85,549
James W. Benz			$0	$228,000	$456,000
Chief Integration Officer and former Chief Operating Officer
David A. Brown	8/31/2012	6/4/2012	$0	$228,000	$456,000	1,102			$70,043
Chief Operating	8/31/2012	6/4/2012					4,156	$63.56	70,082
Officer	11/30/2012	6/4/2012				960			70,032
	11/30/2012	6/4/2012					3,615	72.95	70,063
Allison M. Fergus			$0	$175,000	$350,000
General Counsel and	2/28/2012	2/5/2012				723			$43,770
Secretary	2/28/2012	2/5/2012					2,856	$60.54	43,752
	5/31/2012	2/5/2012				873			43,746
	5/31/2012	2/5/2012					3,105	50.11	43,738
	8/31/2012	2/5/2012				688			43,729
	8/31/2012	2/5/2012					2,595	63.56	43,759
	11/30/2012	2/5/2012				600			43,770
	11/30/2012	2/5/2012					2,257	72.95	43,744
Christopher F. Liucci			$0	$78,750	$157,500
Chief Accounting	2/28/2012	2/5/2012				390			$23,611
Officer and Global	2/28/2012	2/5/2012					1,542	$60.54	23,622
Controller	5/31/2012	2/5/2012				471			23,602
	5/31/2012	2/5/2012					1,677	50.11	23,623
	8/31/2012	2/5/2012				372			23,644
	8/31/2012	2/5/2012					1,401	63.56	23,625
	11/30/2012	2/5/2012				324			23,636
	11/30/2012	2/5/2012					1,219	72.95	23,626

(1)
All option and restricted stock awards were approved at the February 5, 2012 Compensation Committee meeting except for Mr. Brown's 2012 grants which were set forth in his employment agreement and were approved by the Compensation Committee on June 4, 2012.

(2)
The threshold, target and maximum amounts are established under our annual incentive compensation plan. For additional information, see “Annual Incentive Compensation Program — Cash Bonuses Under the GVA Methodology Under the Omnibus Plan.”

(3)	Consists of restricted stock awards granted in 2012 under our long-term equity incentive compensation plan.

(4)	Consists of stock options granted in 2012 under our long-term equity incentive compensation plan.

(5)
This column shows the full grant date fair value of restricted stock awards and stock option awards granted in 2012 computed in accordance with ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value is the amount that the Company will expense in its financial statements over the award’s required period of service as required under ASC Topic 718.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in 2012 Table
Terms of Equity-Based Awards
Vesting Schedule
In February 2009, the Compensation Committee approved certain changes to the Company’s policies with respect to equity awards. The Compensation Committee moved the determination of the annual equity award from May of each year to February of each year to align the equity award determination with other annual compensation decisions. Option awards and restricted stock awards granted prior to 2009 vested over three years following the date of grant with one-third of the Class A common shares underlying the award becoming exercisable on each of the first, second and third anniversaries of the grant date, subject to acceleration upon a change of control. Awards granted after February 2009 are delivered in four equal quarterly grants during the year and generally vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. For certain employees, the awards accelerate upon a change of control. Each quarterly grant of stock options has a five-year term.
Forfeiture
Absent death or disability, all unvested option awards are forfeited at the time of termination of employment and vested options are forfeited if they are not exercised within a 90-day post-termination exercise period. In the event of death prior to the complete exercise of a vested option award, the vested portion of the option may be exercised, in whole or in part, within one year after the date of death by the designated beneficiary, but in all cases, prior to the option expiration date. In the event of disability prior to the complete exercise of a vested option award, the vested portion of the option may be exercised in whole or in part prior to the option expiration date. With respect to restricted stock awards, in the event of termination or death, the unvested portion of any restricted stock award is forfeited. In the event of disability, the Compensation Committee has discretion to promulgate rules regarding the treatment of unvested restricted stock awards. The Company has entered into continuity agreements with key employees, including the Executive Officers, which provide for the vesting of otherwise unvested option awards in the circumstances described under “Potential Payments Upon Termination, Change of Control and Other Events.”
Covenants
The stock option awards and restricted stock awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months.
Other
Option awards granted under the Omnibus Plan have an exercise price equal to the closing stock price of the underlying shares on the NYSE on the date of grant. Prior to the vesting of restricted stock awards, holders of such awards have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders. All equity award grants to Executive Officers are approved by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2012
The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2012.

Name and Principal Position	Grant Date (1)		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)
John C. Hellmann	5/27/2008		48,084	—	$39.08	5/26/2013	—	$—
President and Chief	2/27/2009		32,669	—	20.89	2/26/2014	—	—
Executive Officer	5/29/2009		23,372	—	28.92	5/28/2014	—	—
	8/31/2009		21,577	—	31.38	8/30/2014	—	—
	11/30/2009		22,059	—	31.12	11/29/2014	—	—
	2/26/2010		8,475	4,237	31.85	2/25/2015	2,747	208,992
	5/28/2010		7,500	3,750	35.99	5/27/2015	2,431	184,950
	8/31/2010		6,377	3,189	38.81	8/30/2015	2,255	171,560
	11/30/2010		5,459	2,729	47.49	11/29/2015	1,842	140,139
	2/28/2011		5,151	10,302	52.09	2/27/2016	720	54,778
	2/28/2011	*	—	—	—	2/27/2016	2,879	219,034
	5/31/2011		4,756	9,512	59.35	5/30/2016	632	48,083
	5/31/2011	*	—	—	—	5/30/2016	2,527	192,254
	8/31/2011		4,918	9,836	51.94	8/30/2016	2,888	219,719
	8/31/2011	*	—	—	—	8/30/2016	722	54,930
	11/30/2011		4,172	8,342	61.07	11/29/2016	614	46,713
	11/30/2011	*	—	—	—	11/29/2016	2,456	186,852
	2/28/2012		—	15,666	60.54	2/27/2017	3,964	301,581
	5/31/2012		—	17,033	50.11	5/30/2017	4,789	364,347
	8/31/2012		—	14,235	63.56	8/30/2017	3,776	287,278
	11/30/2012		—	12,384	72.95	11/29/2017	3,290	250,303
			194,569	111,215			38,532	$2,931,513
Timothy J. Gallagher	2/27/2009		16,132	—	$20.89	2/26/2014	—	$—
Chief Financial Officer	5/29/2009		11,541	—	28.92	5/28/2014	—	—
	8/31/2009		10,655	—	31.38	8/30/2014	—	—
	11/30/2009		10,892	—	31.12	11/29/2014	—	—
	2/26/2010		3,432	1,716	31.85	2/25/2015	1,113	84,677
	5/28/2010		3,037	1,519	35.99	5/27/2015	985	74,939
	8/31/2010		2,583	1,291	38.81	8/30/2015	913	69,461
	11/30/2010		2,211	1,106	47.49	11/29/2015	746	56,756
	2/28/2011		1,782	3,564	52.09	2/27/2016	996	75,776
	5/31/2011		1,646	3,290	59.35	5/30/2016	874	66,494
	8/31/2011		1,702	3,402	51.94	8/30/2016	999	76,004
	11/30/2011		1,443	2,886	61.07	11/29/2016	850	64,668
	2/28/2012		—	5,583	60.54	2/27/2017	1,413	107,501
	5/31/2012		—	6,071	50.11	5/30/2017	1,707	129,869
	8/31/2012		—	5,073	63.56	8/30/2017	1,346	102,404
	11/30/2012		—	4,414	72.95	11/29/2017	1,172	89,166
			67,056	39,915			13,114	$997,715

Name and Principal Position	Grant Date (1)		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)
James W. Benz	2/26/2010		—	1,475	$31.85	2/25/2015	956	$72,732
Chief Integration Officer	5/28/2010		—	1,305	35.99	5/27/2015	846	64,364
and former Chief	8/31/2010		—	1,110	38.81	8/30/2015	785	59,723
Operating Officer	11/30/2010		—	950	47.49	11/29/2015	641	48,767
	2/28/2011		1,531	3,062	52.09	2/27/2016	856	65,124
	5/31/2011		1,414	2,827	59.35	5/30/2016	751	57,136
	8/31/2011		1,462	2,924	51.94	8/30/2016	858	65,277
	11/30/2011		1,240	2,480	61.07	11/29/2016	730	55,538
			5,647	16,133			6,423	$488,661
David A. Brown	8/31/2012	**	—	4,156	$63.56	8/30/2017	1,102	$83,840
Chief Operating Officer	11/30/2012	**	—	3,615	72.95	11/29/2017	960	73,037
			—	7,771			2,062	$156,877
Allison M. Fergus	2/27/2009		9,333	—	$20.89	2/26/2014	—	$—
General Counsel and	5/29/2009		6,677	—	28.92	5/28/2014	—	—
Secretary	8/31/2009		6,164	—	31.38	8/30/2014	—	—
	11/30/2009		6,303	—	31.12	11/29/2014	—	—
	2/26/2010		1,695	847	31.85	2/25/2015	549	41,768
	5/28/2010		1,500	750	35.99	5/27/2015	486	36,975
	8/31/2010		1,275	638	38.81	8/30/2015	451	34,312
	11/30/2010		1,092	546	47.49	11/29/2015	368	27,997
	2/28/2011		880	1,760	52.09	2/27/2016	492	37,431
	5/31/2011		813	1,624	59.35	5/30/2016	432	32,867
	8/31/2011		840	1,680	51.94	8/30/2016	493	37,507
	11/30/2011		713	1,425	61.07	11/29/2016	419	31,878
	2/28/2012		—	2,856	60.54	2/27/2017	723	55,006
	5/31/2012		—	3,105	50.11	5/30/2017	873	66,418
	8/31/2012		—	2,595	63.56	8/30/2017	688	52,343
	11/30/2012		—	2,257	72.95	11/29/2017	600	45,648
			37,285	20,083			6,574	$500,150
Christopher F. Liucci	2/27/2009		4,340	—	$20.89	2/26/2014	—	$—
Chief Accounting Officer	5/29/2009		3,105	—	28.92	5/28/2014	—	—
and Global Controller	8/31/2009		2,867	—	31.38	8/30/2014	—	—
	11/30/2009		2,931	—	31.12	11/29/2014	—	—
	2/26/2010		923	462	31.85	2/25/2015	299	22,748
	5/28/2010		817	409	35.99	5/27/2015	265	20,161
	8/31/2010		695	347	38.81	8/30/2015	246	18,716
	11/30/2010		595	297	47.49	11/29/2015	201	15,292
	2/28/2011		480	958	52.09	2/27/2016	268	20,389
	5/31/2011		443	885	59.35	5/30/2016	235	17,879
	8/31/2011		458	915	51.94	8/30/2016	268	20,389
	11/30/2011		389	776	61.07	11/29/2016	228	17,346
	2/28/20112		—	1,542	60.54	2/27/2017	390	29,671
	5/31/2012		—	1,677	50.11	5/30/2017	471	35,834
	8/31/2012		—	1,401	63.56	8/30/2017	372	28,302
	11/30/2012		—	1,219	72.95	11/29/2017	324	24,650
			18,043	10,888			3,567	$271,377

(1)
All option and restricted stock awards were granted under the Omnibus Plan. One-third of each option and restricted stock award granted prior to 2009 vests each year for three years on the anniversary of the date of grant. Option and restricted stock awards made after February 2009 generally vest over three years following the date of grant on the anniversary of the first quarterly grant for such year. The vesting schedule for the option and restricted stock awards are set forth below. For additional information on the acceleration of vesting, see “Narrative Supplement to the Summary Compensation Table and 2012 Grants of Plan-Based Awards Table” and “Potential Payments upon Termination, Change of Control and Other Events.”

Grant Date		Vesting schedule
5/27/2008		1/3 vests each year for three years on the anniversary of the date of grant.
2/27/2009		1/3 vests each year for three years on the anniversary of the date of grant.
5/29/2009		1/3 vests each year for three years on February 27.
8/31/2009		1/3 vests each year for three years on February 27.
11/30/2009		1/3 vests each year for three years on February 27.
2/26/2010		1/3 vests each year for three years on the anniversary of the date of grant.
5/28/2010		1/3 vests each year for three years on February 26.
8/31/2010		1/3 vests each year for three years on February 26.
11/30/2010		1/3 vests each year for three years on February 26.
2/28/2011		1/3 vests each year for three years on the anniversary of the date of grant.
2/28/2011	*	1/2 vests each year for two years on the anniversary of the date of grant.
5/31/2011		1/3 vests each year for three years on February 27.
5/31/2011	*	1/2 vests each year for two years on February 27.
8/31/2011		1/3 vests each year for three years on February 27.
8/31/2011	*	1/2 vests each year for two years on February 27.
11/30/2011		1/3 vests each year for three years on February 27.
11/30/2011	*	1/2 vests each year for two years on February 27.
2/28/2012		1/3 vests each year for three years on the anniversary of the date of grant.
5/31/2012		1/3 vests each year for three years on February 28.
8/31/2012		1/3 vests each year for three years on February 28.
8/31/2012	**	1/3 vests each year for three years on August 31.
11/30/2012		1/3 vests each year for three years on February 28.
11/30/2012	**	1/3 vests each year for three years on August 31.

(2)	The market value of stock awards that have not vested was calculated using the closing stock price of our stock on the NYSE on December 31, 2012 of $76.08.

*
Represents Mr. Hellmann's special restricted stock grant. Mr. Hellmann's 2011 equity awards as a percentage of base salary in 2011 increased from 213% in 2010 to 250% in 2011 as a result of the Compensation Committee's determination that Mr. Hellmann's voluntary reduction in compensation in fiscal years 2009 and 2010 rendered his long-term equity compensation significantly below the market median for the peer group identified during the 2008 compensation study. The increase to a 250% equity award as a percentage of base salary moved Mr. Hellmann closer to the market median. In addition, in early 2011 the Compensation Committee approved a special restricted stock grant in the amount of $300,000 to Mr. Hellmann in recognition of the Company's success in fiscal year 2010. The Compensation Committee approved the vesting of this special restricted stock grant over two years to achieve a result more consistent with a grant that would have been awarded in 2010 but for Mr. Hellmann's voluntary compensation reduction.

**	Due to the commencement of Mr. Brown's employment in July 2012, the awards made to Mr. Brown on 8/31/12 and 11/30/12 will vest in three equal installments, beginning August 31, 2013.

2012 OPTION AWARDS EXERCISED AND STOCK AWARDS VESTED
The following table provides information regarding the amounts received by each Executive Officer upon exercise of options or the vesting of restricted stock during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
John C. Hellmann	59,770	$1,142,889	21,843	$1,319,190
President and Chief Executive Officer
Timothy J. Gallagher	61,437	1,868,742	7,839	473,239
Chief Financial Officer
James W. Benz	53,600	1,884,884	6,737	406,712
Chief Integration Officer and former Chief Operating Officer
David A. Brown	—	—	—	—
Chief Operating Officer
Allison M. Fergus	15,653	532,464	4,060	245,113
General Counsel and Secretary
Christopher F. Liucci	11,771	400,083	2,109	127,320
Chief Accounting Officer and Global Controller

(1)
Option award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the NYSE on the exercise date and then deducting the aggregate exercise price of the option awards.

(2)	Stock award value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the NYSE on the vesting date.
2012 PENSION BENEFITS
The following table provides information regarding the pension benefits for our Executive Officers.

Name and principal Position	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit		Payments During Last Fiscal Year
John C. Hellmann		—		$—		$—
President and Chief Executive Officer
Timothy J. Gallagher		—		—		—
Chief Financial Officer
James W. Benz	Rail Link Retirement Plan (1)	14.89	(2)	482,790	(3)	—
Chief Integration Officer and former Chief Operating Officer
David A. Brown		—		—		—
Chief Operating Officer
Allison M. Fergus		—		—		—
General Counsel and Secretary
Christopher F. Liucci		—		—		—
Chief Accounting Officer and Global Controller

(1)
The Rail Link Retirement Plan is a defined benefit pension plan sponsored by Rail Link, Inc., a wholly owned subsidiary of the Company. The Rail Link Retirement Plan covered approximately 45 Rail Link, Inc. eligible employees as of December 31, 2012. The accumulated benefit an employee earns over his or her career with Rail Link, Inc. is payable starting after retirement on a monthly basis for life. The normal retirement age defined in the Rail Link Retirement Plan is 62. Mr. Benz is currently eligible for retirement under the Rail Link Retirement Plan.

(2)
Under the Rail Link Retirement Plan, Mr. Benz accumulated 5.25 creditable service years while working for the Company from November 8, 1996 until the Rail Link Retirement Plan was frozen on January 31, 2002 and 9.64 years of service as President of Rail Link, Inc. before Rail Link, Inc. was purchased by the Company in November 1996. The prior service credits do not provide any additional benefit to Mr. Benz.

(3)
All benefit accruals under the Rail Link Retirement Plan were frozen as of January 31, 2002. As applicable to Mr. Benz, the Rail Link Retirement Plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. The formula provides an annual benefit accrual equal to 1.0% of the five-year average earnings of the individual and 0.5% of the “Excess Amount” of compensation. “Excess Amount” is defined as the five-year average of earnings in excess of the social security average wage. The key assumptions used in quantifying the present value of the accrued benefit include: a 7.0% long-term rate of return on assets, a 5.5% discount rate and the RP2000 mortality table. The annual earnings taken into account under this formula include base salary and up to one-half of any bonus payments. The maximum annual benefit for Mr. Benz is frozen at $35,276 annually ($2,940 monthly) payable after retirement. Upon retirement, Mr. Benz may elect payment in the form of either a single life annuity or a joint and survivor annuity. While these two options would provide different annual benefit amounts to Mr. Benz (and his spouse, in the event he selects the joint and survivor annuity option), the total actuarial value of the two elections is equivalent over the life of the selected annuity.

2012 NONQUALIFIED DEFERRED COMPENSATION (1)
The following table provides information regarding contributions, earnings and balances for our Executive Officers under our nonqualified Deferred Compensation Plan (“DCP”) for the year ended December 31, 2012.

Name and Principal Position	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
John C. Hellmann	$136,573	$216,288	$—	$1,530,463
President and Chief Executive Officer
Timothy J. Gallagher	83,945	79,268	—	651,980
Chief Financial Officer
James W. Benz	68,012	26,455	—	344,020
Chief Integration Officer and former Chief Operating Officer
David A. Brown	—	—	—	—
Chief Operating Officer
Allison M. Fergus	44,574	23,979	—	206,257
General Counsel and Secretary
Christopher F. Liucci	30,054	17,499	—	155,958
Chief Accounting Officer and Global Controller

(1)
The DCP was implemented in 2004 and allows certain employees, including the Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market or preferential interest rate returns or permit participants to defer their cash compensation into our Class A Common Stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account, and the account is 100% vested at the time of deferral. The DCP also allows for Company contributions and is the instrument used to allow Company and executive contributions into the Defined Contribution Accounts, as discussed above below. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five-year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions are funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds actually available from time to time under the DCP. Annual amounts credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Upon retirement, vested amounts are payable to the executive in the form of a lump sum or installments not to exceed 15 years, as elected by the executive. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either (1) separation of service, or (2) the attainment of whatever age specified, or (3) the earlier of (a) separation of service or (b) the attainment of whatever age specified, or (4) the later of (a) separation of service or (b) the attainment of whatever age specified. If a distribution date is not specified, the benefit distribution date will be the date of separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2012.

(2)
The amounts represent the Company contributions into the Defined Contribution Accounts for Messrs. Hellmann, Gallagher, Benz and Liucci and Ms. Fergus. The Company’s contributions into these Executive Officers’ Defined Contribution Accounts are reflected in the “Summary Compensation Table” in the All Other Compensation column. The contributions for Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus vest proportionately over a five-year period, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The contributions for Mr. Benz vest immediately. For additional information on the DCP see “Executive Compensation–Compensation Discussion and Analysis–Other Compensation—Deferred Compensation Plan.”

(3)
Earnings on the Company contributions made on behalf of Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus vest over a five-year period, or earlier upon a change of control. Earnings on Mr. Benz’s account are fully vested. While the contribution amounts for Messrs. Hellmann, Benz, Gallagher and Liucci and Ms. Fergus are reported in the “Summary Compensation Table”, the earnings for all five Executive Officers are not, because all earnings in the DCP Accounts are not considered above market or preferential. Earnings are calculated based on the performance of some or all of the following funds selected by Executive Officers (with their respective yields for fiscal year 2012): Capital Research American Fund Growth (17.45%), Pacific Life Cash Management (0%), Oppenheimer Emerging Markets (21.52%), BlackRock Equity Index (15.77%), FMR Co Inc Fid. VIP Contrafund (16.14%), Pacific Life High Yield Bond (15.3%), PIMCO Inflation Managed (98.7%), Janus Aspen Series Enterprise Portfolio (16.99%), Janus Aspen Series Overseas Portfolio Service Shares (13.18%), Iridian Asset Management Business Opportunity Value (17.29%), Frontier Capital Appreciation (17.43%), Brandes International Equity (20.68%), PIMCO Managed Bond (10.72%), Morgan Stanley Real Estate (16.21%), NFJ Small-Cap Value (11.09%) and Van Eck Worldwide Hard Assets (3.39%).

(4)
Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2012. As of December 31, 2012, the vested portion of Mr. Hellmann’s aggregate balance was $1,311,862, a portion of which represents Mr. Hellmann’s personal contributions, which are immediately vested. As of December 31, 2012, the vested portion of Mr. Gallagher, Mr. Benz, Ms. Fergus and Mr. Liucci’s accounts were $475,839, $344,019, $107,918 and $84,228, respectively. The following table provides information regarding contributions reported in a Summary Compensation Table for previous years:

Name	Amounts Previously Reported in a Summary Compensation Table
John C. Hellmann	$996,908
Timothy J. Gallagher	410,304
James W. Benz	172,637
Allison M. Fergus	126,399
Christopher F. Liucci	95,640

POTENTIAL PAYMENTS UPON TERMINATION, CHANGE OF CONTROL AND OTHER EVENTS
Payments upon Change of Control
The continuity agreements with each of our Executive Officers provide that upon termination of their employment without cause or resignation for good reason within two years following a change of control, (1) Messrs. Hellmann, Gallagher, Benz and Brown and Ms. Fergus will receive a cash severance amount equal to three times the sum of their current salary plus target annual incentive compensation for that year plus their accrued but unpaid base salary and annual incentive compensation, and (2) Mr. Liucci will receive a cash severance amount equal to one times the sum of his current salary plus target annual incentive compensation for that year plus his accrued but unpaid base salary and annual incentive compensation.
A change of control is deemed to occur if (A) a person or outside group becomes a beneficial owner directly or indirectly of 35% or more of the combined voting power of the Company's then outstanding securities, unless the combined voting power of the Company's founder and Executive Officers or a group including the founder and Executive Officers exceeds 35% of the combined voting power of the Company's then outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company's then outstanding securities, (B) a merger of the Company that results in the stockholders of the Company owning less than 51% of the shares of the continuing or resulting company, a sale of 51% or greater of the Company’s assets or a liquidation or dissolution of the Company occurs, or (C) our incumbent Board members (or persons elected by them) cease to be a majority of the board of directors of any successor of the Company during a 12-month period.
In the event of a change of control, the acceleration provisions of the DCP and award agreements under the Omnibus Plan provide for the same payments or benefits exclusive of our continuity agreements. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. Pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.
In addition, upon termination without cause or resignation for good reason within two years following a change of control, all unvested stock options and restricted stock holdings immediately become vested, and any unvested balance under the DCP is accelerated to the extent such acceleration does not take place earlier under the applicable plan documents. Resignation for good reason by an executive occurs if (1) the executive’s duties, titles or responsibilities decrease after a change of control, (2) the executive’s base salary, annual incentive target, or annual equity target is decreased after a change of control, (3) the executive’s work location changes to a different location more than 35 miles from his or her prior work location after a change of control, or (4) the successor company fails to assume and perform the provisions under the continuity agreements. An executive can be terminated for cause upon the occurrence of (A) the willful and continued failure to perform substantially all of the executive's duties, (B) dishonesty in the performance of the executive's duties, (C) the executive's conviction or plea of guilty, or nolo contendere, to a crime constituting a felony or a misdemeanor involving fraudulent conduct or moral turpitude, (D) the executive's willful malfeasance or willful misconduct in connection with the executive's duties or any act or omission that is injurious to the financial condition or reputation of the Company or (E) the executive's breach of the confidentiality or non-solicitation of employees and customers obligations contained in the continuity agreements.
The Company will conditionally pay the 20% excise tax for excess parachute payments and will gross up the resulting income tax due for Mr. Hellmann, Mr. Gallagher and Mr. Benz if their change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. The base amount is defined as the average W-2 earnings of the executive in the last five years. A change of control payment that is up to 10% above the safe harbor limit will not result in payment of the excise tax and tax gross up, but instead will result in a reduction of the payment to the safe harbor limit less one dollar. Ms. Fergus and Messrs. Brown and Liucci are not provided conditional payments of the excise tax for excess parachute payments and resulting income tax but are entitled to receive the greater of the after-tax change of control payment, including their payment of the 20% excise tax for excess parachute payments, or the after tax safe harbor limit less one dollar. This election is referred to as the “Adjustment for Best After-Tax Provision” in the table below.

The payments set forth below assume that the applicable triggering event or events occurred on December 31, 2012 and include amounts received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination. For purposes of calculating the Executive Officers' potential excess parachute payment excise taxes and corresponding gross-up payments to the Executive Officers, the payments set forth below also assume that all severance payments would be treated as potential parachute payments under Section 280G of the IRC, without reducing the parachute payment calculations to reflect amounts that constitute reasonable compensation for services actually rendered by the Executive Officers or in consideration of their respective agreements not to engage in certain types of competitive activity following their termination of employment. Actual calculations of the Executive Officers' parachute payments, excise tax obligations and corresponding gross up payments, if any, would need to be made based on the actual facts and circumstances existing at the time of the Executive Officers' termination of employment.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Restricted Stock (3)	Total Payment Before Applying Tax Gross-Up Provisions	Adjustment for Best After-Tax Provision (4)	Payment of Excise Tax and Tax Gross Up (5)	Total
John C. Hellmann
Change of Control (6)	$—	$80,219	$2,206,339	$2,931,513	$5,218,071	N/A	$—	$5,218,071
Change of Control Followed by Termination (7)	5,497,534	80,219	2,206,339	2,931,513	10,715,605	N/A	4,378,233	15,093,838
Timothy J. Gallagher
Change of Control (6)	—	62,742	804,297	997,715	1,864,754	N/A	—	1,864,754
Change of Control Followed by Termination (7)	2,390,445	62,742	804,297	997,715	4,255,199	N/A	1,802,202	6,057,401
James W. Benz
Change of Control (6)	—	—	414,649	488,661	903,310	N/A	—	903,310
Change of Control Followed by Termination (7)	2,883,523	—	414,649	488,661	3,786,833	N/A	—	3,786,833
David A Brown
Change of Control (6)	—	—	63,348	156,879	220,227	—	N/A	220,227
Change of Control Followed by Termination (7)	1,986,476	—	63,348	156,879	2,206,703	—	N/A	2,206,703
Allison M. Fergus
Change of Control (6)	—	35,838	402,841	500,150	938,829	—	N/A	938,829
Change of Control Followed by Termination (7)	1,777,137	35,838	402,841	500,150	2,715,966	—	N/A	2,715,966
Christopher F. Liucci
Change of Control (6)	—	25,745	218,669	271,377	515,791	—	N/A	515,791
Change of Control Followed by Termination (7)	394,733	25,745	218,669	271,377	910,524	—	N/A	910,524

(1)
The cash severance payment is calculated by adding the 2012 accrued but unpaid annual incentive to either three times the sum of current annual salary plus target annual incentive for each of Messrs. Hellmann, Gallagher, Benz and Brown and Ms. Fergus, or one times the sum of current annual salary plus target annual incentive for Mr. Liucci.

(2)
The value of the accelerated vesting of stock options is calculated by multiplying the number of unvested stock options by the difference between the closing stock price of our stock on the NYSE on December 31, 2012 of $76.08 and the exercise price of the stock option.

(3)
The value of the accelerated vesting of restricted stock is calculated by multiplying the number of unvested restricted stock shares by the closing stock price of our stock on the NYSE on December 31, 2012 of $76.08.

(4)
Ms. Fergus’ and Mr. Brown's after-tax change of control payment, including their payment of the 20% excise tax, would be greater than the after-tax payment of the safe harbor limit less one dollar and thus is not reduced. Mr. Liucci's gross payments would fall within the Section 280G safe harbor limit. A personal federal tax rate of 45% and 41% was used in calculating the after-tax amounts for Ms. Fergus and Mr. Brown, respectively.

(5)
Mr. Hellmann, and Mr. Gallagher's gross payments would be more than 10% above the Section 280G safe harbor limit. Therefore, the Company would also pay the 20% excise tax and income taxes related to the excise tax. Mr. Benz's gross payments would fall within the Section 280G safe harbor limit. Therefore, the Company would not pay the 20% excise tax and income taxes related to the excise tax. An estimated federal tax gross-up rate of 65% was used in the calculation.

(6)
Represents payments under the provisions of the DCP, if applicable, and award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the Section 280G safe harbor provisions. In addition, pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control.

(7)
Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within two years of the change of control.

Payments in the Event of Retirement, Death, or Disability
Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus are entitled to receive accelerated vesting of their DCP accounts in the event of death or disability, pursuant to the DCP provisions. We have provided the DCP benefit to these Executive Officers in consideration of their role in the organization and as an incentive for their continued service. Assuming a December 31, 2012 death or disability, Messrs. Hellmann, Gallagher and Liucci and Ms. Fergus would be entitled to the acceleration of unvested DCP account balances, subject to the Section 280G safe harbor provisions, of $80,219, $62,742, $25,745 and $35,838, respectively. Mr. Benz’ account balance is fully vested. In the event of retirement at December 31, 2012, none of the participating Executive Officers are entitled to acceleration of unvested DCP balances. For additional information, see “2012 Nonqualified Deferred Compensation” above.
Mr. Benz is a participant in the Rail Link Retirement Plan, which was frozen on January 31, 2002. Based upon his average compensation and years of service accrued prior to the plan being frozen, the annual amount payable upon retirement at age 62 under the plan is $35,276. In accordance with the plan provisions, assuming retirement, death or disability at December 31, 2012, Mr. Benz is entitled to receive unreduced annual payments of $35,276, as Mr. Benz attained age 62 in 2010. For additional information, see “2012 Pension Benefits” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and related footnotes set forth as of April 1, 2013 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (1) each stockholder known to us to own beneficially more than 5% of any class of our voting stock, (2) each of our directors and each director nominee, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares, restricted stock units and DSUs were issued pursuant to the Omnibus Plan. Class A Common Stock that can be acquired upon conversion of Class B Common Stock are not included in the Class A Common Stock numbers set forth in the table below.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		% of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	% of Class	No. of Shares	% of Class
Directors and Nominees
Mortimer B. Fuller III (2)	39,805	*	1,065,971	61.94%	15.57%
John C. Hellmann (3)	549,920	1.06%	1,872	*	*
Philip J. Ringo (4)	141,109	*	93,200	5.42%	1.56%
Robert M. Melzer (5)	103,445	*	—	—	—
Mark A. Scudder (6)	37,065	*	—	—	—
Øivind Lorentzen (7)	30,603	*	—	—	—
Michael Norkus (8)	12,566	*	—	—	—
Richard H. Bott (9)	6,413	*	—	—	—
Ann N. Reese (10)	3,833	*	—	—	—
Richard H. Allert (11)	3,636	*	—	—	—
Gregory S. Ledford (12)	—	—	—	—	—
Other Named Executives
Timothy J. Gallagher (13)	148,815	*	—	—	—
Allison M. Fergus (14)	74,477	*	—	—	—
Christopher F. Liucci (15)	38,410	*	—	—	—
James W. Benz (16)	35,944	*	—	—	—
David A. Brown (17)	3,665	—	—	—	—
All Directors and Executive Officers as a Group (16 persons) (18)	1,229,706	2.36%	1,161,043	67.47%	18.54%
Significant Stockholders
Louis S. Fuller (19)	268,365	*	459,004	26.67%	7.07%
The Carlyle Group, L.P. (20)	5,984,232	11.61%	—	—	8.71%
1001 Pennsylvania Avenue, N.W. Suite 220 South Washington, D.C. 20004
Baron Capital Group, Inc. (21)	3,818,823	7.43%	—	—	5.56%
767 Fifth Avenue New York, New York 10153
BlackRock, Inc. (22)	3,211,367	6.24%	—	—	4.67%
40 East 52nd Street New York, New York 10022
T. Rowe Price Associates, Inc. (23)	2,578,688	5.01%	—	—	3.75%
100 E. Pratt Street Baltimore, Maryland 21202
The Vanguard Group (24)	2,433,164	4.73%	—	—	3.54%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1%.

(1)
Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

(2)
The amounts shown include: (1) 1,903 shares of Class A Common Stock represented by restricted stock; (2)  3,946 shares of Class A Common Stock that may be received for DSUs; (3) 33,730 shares of Class A Common Stock held by two trusts one of which Mr. Fuller is the trustee and the other of which Mr. Fuller is the investment trustee; (4) 226 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (5) 1,009,223 shares of Class B Common Stock owned by Mr. Fuller individually; (6) 54,000 shares of Class B Common Stock held by three trusts of which Mr. Fuller is the trustee; and (7) 2,748 shares of Class B Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership.

Mr. Fuller has granted an irrevocable proxy to the Company over the shares of Class B Common Stock over which Mr. Fuller has sole voting power solely for the purpose of allowing the Company to comply with its obligations under the Voting and Support Agreement entered into between the Company and an affiliate of Carlyle (as defined below) to vote in favor of any person nominated by Carlyle for election to the Board of Directors pursuant to the Investment Agreement entered into between the Company and an affiliate of Carlyle.

(3)
The amounts shown include: (1) 228,441 shares of Class A Common Stock and 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually; (2) 18,681 shares of Class A Common Stock represented by restricted stock; (3) 247,243 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (4) 55,555 shares of Class A Common Stock held by a trust of which Mr. Hellmann is the investment trustee. The number of shares in the table includes 228,441 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(4)
The amount shown includes: (1) 44,329 shares of Class A Common Stock owned by Mr. Ringo individually; (2) 58,482 shares of Class A Common Stock that may be received for DSUs; (3) 2,327 shares of Class A Common Stock represented by restricted stock; (4) 35,971 shares of Class A Common Stock held in a trust for a family member of Mr. Fuller of which Mr. Ringo is the trustee, as to which shares he disclaims beneficial ownership; and (5) 93,200 shares of Class B Common Stock held in three trusts for three family members of Mr. Fuller of which Mr. Ringo is the trustee, as to which shares he disclaims beneficial ownership.

(5)
The amount shown includes: (1) 45,148 shares of Class A Common Stock owned by Mr. Melzer individually; (2) 11,250 shares of Class A Common Stock held by a self-directed IRA; (3) 45,144 shares of Class A Common Stock that may be received for DSUs; and (4) 1,903 shares of Class A Common Stock represented by restricted stock.

(6)
The amount shown includes: (1) 29,879 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 4,859 shares of Class A Common Stock that may be received for DSUs; and (3) 2,327 shares of Class A Common Stock represented by restricted stock.

(7)
The amount shown includes: (1) 15,789 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 12,487 shares of Class A Common Stock that may be received for DSUs; and (3) 2,327 shares of Class A Common Stock represented by restricted stock.

(8)
The amount shown includes: (1) 6,203 shares of Class A Common Stock owned by Mr. Norkus individually; (2) 5,295 shares of Class A Common Stock that may be received for DSUs; and (3) 1,068 shares of Class A Common Stock represented by restricted stock.

(9)
The amount shown includes: (1) 5,000 shares of Class A Common Stock owned by Mr. Bott individually; (2) 380 shares of Class A Common Stock that may be received for DSUs; and (3) 1,033 shares of Class A Common Stock represented by restricted stock.

(10)
The amount shown includes: (1) 1,070 shares of Class A Common Stock owned by Ms. Reese individually; (2) 1,695 shares of Class A Common Stock that may be received for DSUs; and (3) 1,068 shares of Class A Common Stock represented by restricted stock.

(11)
The amount shown includes: (1) 1,175 shares of Class A Common Stock owned by Mr. Allert individually; (2) 2,105 shares of Class A Common Stock that may be received for DSUs; and (3) 356 shares of Class A Common Stock represented by restricted stock units that vest within 60 days.

(12)	Mr. Ledford does not own any shares of Class A Common Stock, has not received any DSUs and has not been granted restricted stock.

(13)
The amount shown includes: (1) 55,906 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 6,602 shares of Class A Common Stock represented by restricted stock; and (3) 86,307 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days.

(14)
The amount shown includes: (1) 24,218 shares of Class A Common Stock owned by Ms. Fergus individually; (2) 46,915 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 3,344 shares of Class A Common Stock represented by restricted stock.

(15)
The amount shown includes: (1) 18,329 shares of Class A Common Stock owned by Mr. Liucci individually; (2) 18,271 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 1,810 shares of Class A Common Stock represented by restricted stock.

(16)
The amount shown includes: (1) 34,346 shares of Class A Common Stock held by two trusts of which Mr. Benz and his wife are co-trustees; and (2) 1,598 shares of Class A Common Stock represented by restricted stock.

(17)	The amount shown includes 3,665 shares of Class A Common Stock represented by restricted stock owned by Mr. Brown.

(18)
See footnotes 2 through 17 to this table. The amounts shown include: (1) 646,565 shares of Class A Common Stock owned individually, by a spouse individually or in a self directed IRA, including 159,602 shares of Class A common Stock which are held in trusts; (2) 398,736 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 1,161,043 shares of Class B Common Stock owned individually or by a spouse individually, including 147,200 shares of Class B Common Stock which are held in trusts; (4) 49,656 shares of Class A Common Stock represented by restricted stock; (5) 356 shares of Class A Common Stock represented by restricted stock units that vest within 60 days; and (6) 134,393 shares of Class A Common Stock that may be received for DSUs.

(19)
The amounts shown include: (1) 35,470 shares of Class A Common Stock held by a trust of which Mr. Louis Fuller is the trustee; (2) 232,895 shares of Class A Common Stock held by multiple grantor retained annuity trusts each of which Mr. Fuller is the trustee; (3) 370,004 shares of Class B Common Stock held by multiple grantor retained annuity trusts, each of which Mr. Fuller is the trustee; and (4) 89,000 shares of Class B Common Stock held by a family trust, of which Mr. Fuller is the trustee.

(20)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13D filed by The Carlyle Group, L.P. (“Carlyle”) on October 10, 2012. Carlyle has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock. According to their joint Schedule 13D, TC Group V, L.P. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; Carlyle Group Management L.L.C. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; Carlyle Holdings II GP L.L.C. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; Carlyle Holdings II L.P. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; TC Group Cayman Investment Holdings, L.P. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; TC Group Cayman Investment Holdings Sub L.P. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; TC Group V, L.L.C. has shared voting and shared dispositive power with respect to 5,984,232 shares of Class A Common Stock; Carlyle Partners V GW, L.P. has shared voting and shared dispositive power with respect to 3,550,409 shares of Class A Common Stock; CP V GW AIV1, L.P. has shared voting and shared dispositive power with respect to 553,658 shares of Class A Common Stock; CP V GW AIV2, L.P. has shared voting and shared dispositive power with respect to 540,740 shares of Class A Common Stock; CP V GW AIV3, L.P. has shared voting and shared dispositive power with respect to 540,933 shares of Class A Common Stock; CP V GW AIV4, L.P. has shared voting and shared dispositive power with respect to 559,829 shares of Class A Common Stock; CP V Coinvestment A, L.P. has shared voting and shared dispositive power with respect to 212,402 shares of Class A Common Stock; and CP V Coinvestment B, L.P. has shared voting and shared dispositive power with respect to 26,261 shares of Class A Common Stock.

(21)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”) on February 14, 2013. BCG has shared voting power with respect to 3,410,923 shares of Class A Common Stock and shared dispositive power with respect to 3,818,823 shares of Class A Common Stock. According to their joint Schedule 13G/A, BAMCO, Inc. has shared voting power with respect to 3,150,480 shares of Class A Common Stock and shared dispositive power with respect to 3,558,380 shares of Class A Common Stock; Baron Capital Management, Inc. has shared voting and shared dispositive power with respect to 260,443 shares of Class A Common Stock; Baron Growth Fund has shared voting and shared dispositive power with respect to 2,000,000 shares of Class A Common Stock; and Ronald Baron has shared voting power with respect to 3,410,923 shares of Class A Common Stock and shared dispositive power with respect to 3,818,823 shares of Class A Common Stock.

(22)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 20, 2013. BlackRock has sole voting power and sole dispositive power with respect to 3,211,367 shares of Class A Common Stock.

(23)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 8, 2013. Price Associates has sole voting power with respect to 642,470 shares of Class A Common Stock and has sole dispositive power with respect to 2,578,688 shares of Class A Common Stock.

(24)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February13, 2013. Vanguard has sole voting power with respect to 62,502 shares of Class A Common Stock, sole dispositive power with respect to 2,372,662 shares of Class A Common Stock and shared dispositive power with respect to 60,502 shares of Class A Common Stock.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2012. In addition to the audit of the 2012 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees. PwC has served as our independent registered public accounting firm since 2002. Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2013, subject to ratification by our stockholders at the annual meeting.
We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2013. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as guidance to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
One or more representatives of PwC are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. In addition, the representatives will have the opportunity to make a statement if they so desire.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2013.
Principal Accountant Fees and Services
Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2011 and 2012 were:

	2011	2012 (1)
Audit Fees (2)	$1,584,000	$2,020,000
Audit-Related Fees (3)	—	944,000
Tax Fees (4)	14,000	6,000
All Other Fees (5)	25,000	48,000
Total	$1,623,000	$3,018,000

(1)
The amounts for the year ended December 31, 2012 include $860,000 ($430,000 in Audit Fees and $430,000 in Audit-Related Fees) incurred by RailAmerica for work performed by PwC for RailAmerica in connection with the Company's acquisition of RailAmerica, which specifically included the audit of RailAmerica's United States GAAP financial statements.

(2)
Audit fees for the years ended December 31, 2011 and 2012 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, statutory audits and assistance with review of documents filed with the SEC, and an audit of RailAmerica's financial statements to support the equity method of earnings reported by the Company.

(3)
Audit-Related fees for the year ended December 31, 2012 were for audit, assurance and related services by PwC related to RailAmerica's stand-alone financial statements, due diligence for mergers and acquisitions, accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards.

(4)	Tax fees for the years ended December 31, 2011 and 2012 were for professional services by PwC related to tax compliance, tax planning and tax advice.

(5)
All other fees for the years ended December 31, 2011 and 2012 were for products and services provided by PwC related to statutory financial statement presentation software and the license agreement for accounting research software.

Our Audit Committee has not adopted pre-approval policies and procedures for audit and permitted non-audit services. The engagement of PwC for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that PwC provides or where there is another compelling rationale for using PwC. All audit, audit-related and permitted non-audit services for which PwC was engaged were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
Under the SEC’s rules and regulations, in order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2014 annual meeting, that proposal must be received by our Secretary at our executive office currently located at 66 Field Point Road, Greenwich, Connecticut, 06830, no later than December 11, 2013. As we expect to relocate our executive office to a new location on or about May 14, 2013, proposals must be sent to 20 West Avenue, Darien, CT 06820 around or after this date. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Pursuant to our by-laws, stockholders may wish to submit proposals at the 2014 annual meeting rather than include such proposals in our proxy materials, but in order for such proposals to be deemed timely, notice of such proposals containing required information must be in writing and be delivered to our Secretary at our principal executive offices no earlier than February 11, 2014, and no later than March 13, 2014. Failure to deliver a proposal in accordance with this procedure may result in it not being timely received.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. While the Company does not household, a number of brokerage firms with account holders who are Company stockholders household proxy materials, delivering a single set of our Proxy Materials or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request and the Company will promptly deliver a separate copy of the Proxy Materials or Notice by writing to our Secretary at our principal executive offices, which are located at 66 Field Point Road, Greenwich, Connecticut 06830 or by calling (203) 629-3722. We expect to relocate our executive offices to a new location at 20 West Avenue, Darien, CT 06820, on or about May 14, 2013.

REPORT OF THE AUDIT COMMITTEE*
The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website at www.gwrr.com/governance. The Audit Committee has:

•
selected PwC as our independent registered public accounting firm to audit and report on our consolidated financial statements as of and for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

•	reviewed and discussed our audited financial statements for 2012 with management and with PwC, our independent registered public accounting firm;

•
discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•
the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.
Audit Committee:
Robert M. Melzer, Chairman
Richard H. Allert
Ann N. Reese
Philip J. Ringo
Mark A. Scudder

*
The information in this report is not “soliciting material,” is not deemed filed with the SEC and, unless expressly provided, is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

OTHER MATTERS
Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the proxyholders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
General Counsel and Secretary
Dated: April 10, 2013

GENESEE & WYOMING INC.
ATTN: SECRETARY
66 FIELD POINT ROAD
GREENWICH, CT 06830

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 21, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 21, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M56409-P35907 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENESEE & WYOMING INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. (a) Election of Directors for a Three-Year Term Expiring in 2016	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard H. Bott
02) Øivind Lorentzen III
03) Philip J. Ringo
04) Mark A. Scudder

Nominee:

05) Gregory S. Ledford

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Genesee & Wyoming Inc. to be held on May 22, 2013.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56410-P35907

GENESEE & WYOMING INC.

Annual Meeting of Stockholders to be held on Wednesday, May 22, 2013 10:00 AM EDT

This Proxy is Solicited on Behalf of the Board of Directors for the 2013 Annual Meeting of Stockholders

The undersigned hereby appoints ALFRED Q. RICOTTA and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with power of substitution, to represent and vote as designated on the reverse side of this card, all shares of Class A Common Stock and all shares of Class B Common Stock (if any), of GENESEE & WYOMING INC. (the "Company") held of record by the undersigned on April 1, 2013, at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, on Wednesday, May 22, 2013 at 10:00 a.m. EDT, or at any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement and Annual Report describing more fully the proposals set forth herein.

This Proxy, when properly executed, will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. If the Proxy is signed but no direction is given, such Proxy will be voted FOR the election of the five nominees for directors listed on the reverse side of this card and FOR Proposal 2, and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)